Exhibit 10.8

Dated 18 February 2021

Royal Caribbean Cruises Ltd.	(1)
(the Borrower)

KfW IPEX-Bank GmbH	(2)
(the Facility Agent)

KfW IPEX-Bank GmbH	(3)
(the Hermes Agent)

The banks and financial institutions listed in Schedule 1	(4)
(the Mandated Lead Arrangers)

The banks and financial institutions listed in Schedule 1	(5)
(the Lenders)

Amendment No. 8 in connection with

the Credit Agreement in respect of

“ANTHEM OF THE SEAS” – Hull S-698

Contents

Clause		Page

1	Interpretation and definitions	ii

2	Amendment of the Existing Credit Agreement	iii

3	Conditions of effectiveness of Amended Credit Agreement	iii

4	Representations and Warranties	vi

5	Incorporation of Terms	vii

6	Fees, Costs and Expenses	vii

7	Counterparts	viii

8	Governing Law	ix

Schedule 1 Finance Parties		x

Schedule 2 Form of Amendment Effective Date confirmation – Hull S-698		xi

Schedule 3 Amended and Restated Credit Agreement		xii

Schedule 4 Form of Guarantor Confirmation Certificate		86

Exhibit A Repayment Schedule		89

Exhibit B Framework		91

Exhibit C Debt Deferral Extension Regular Monitoring Requirements		92

Exhibit D Replacement Covenants with effect from the Guarantee Release Date		95

Exhibit R Replacement covenants with effect from the Guarantee Release Date		96

Exhibit E Silversea Liens and Indebtedness		103

THIS AMENDMENT NO. 8 (this Amendment) is dated 18 February 2021 and made BETWEEN:

(1)	Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of the Republic of Liberia) (the Borrower);

(2)	KfW IPEX-Bank GmbH as facility agent (the Facility Agent);

(3)	KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);

(4)	The banks and financial institutions listed in Schedule 1 as mandated lead arrangers (the Mandated Lead Arrangers); and

(5)	The banks and financial institutions listed in Schedule 1 as lenders (the Lenders).

WHEREAS:

(A)	The Borrower, the Facility Agent, the Hermes Agent, the Mandated Lead Arrangers and the Lenders are parties to a credit agreement dated as of 8 June 2011, as amended and restated on 17 February 2012, as further amended on 10 May 2012, as amended and restated on 3 February 2016, as further amended and restated on 3 July 2018, as further amended on 8 April 2020, as further amended by a financial covenant waiver extension consent letter dated 28 July 2020 and as further amended and restated on 21 December 2020 (together, the Existing Credit Agreement), in respect of the vessel named “ANTHEM OF THE SEAS” (formerly Hull S-698) (the Vessel) whereby it was agreed that the Lenders would make available to the Borrower, upon the terms and conditions therein, a US dollar loan facility (the Facility) calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price of the Vessel but which Contract Price will not exceed EUR725,000,000, (b) up to 100% of the Hermes Fee and (c) the Deferred Tranche Maximum Loan Amount (as each such term is defined in the Existing Credit Agreement).

(B)	The Borrower, by a consent request letter dated 9 December 2020 relating to the Debt Deferral Extension Framework published by certain Export Credit Agencies (including Hermes) (the Framework), requested that the Existing Credit Agreement be amended and restated on the basis set out in this Amendment.

(C)	Pursuant to the Framework, the Lenders have agreed to (i) the further deferral of any scheduled repayments of principal of the Loan (including the first Deferred Tranche) arising during the Second Deferral Period and (ii) certain amendments to the financial covenants set out in Section 7.2.4 of the Existing Credit Agreement, in each case on the basis set out in that letter.

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(D)	In connection with the arrangements referred to in Recitals (B) and (C) above, the Parties wish to amend and restate the Existing Credit Agreement to the extent set out in this Amendment.

NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)	Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1.2	Definitions

In this Amendment:

Amended Credit Agreement means the Existing Credit Agreement as amended and restated in accordance with this Amendment.

Amendment Effective Date has the meaning set forth in clause 3.

Fee Letter means any letter between the Facility Agent and the Borrower setting out the fees payable in connection with this Amendment.

Finance Parties means the Facility Agent, the Hermes Agent, the Mandated Lead Arrangers and the Lenders.

Framework Information Package means the general test scheme/information package in connection with the “Debt Deferral Extension” application submitted by the Borrower in order to obtain the benefit of the measures provided for in the Framework for the purpose of this Amendment and certain of the Borrower’s obligations under the Existing Credit Agreement.

Loan Documents has the meaning given to such term in the form of the Amended Credit Agreement set out in Schedule 3.

Party means each of the parties to this Amendment.

Second Deferral Period means the period from and including 1 April 2021 to and including 31 March 2022.

Second Deferred Tranche has the meaning given to such term in the form of the Amended Credit Agreement set out in Schedule 3.

1.3	Third party rights

Other than KfW in respect of the rights of KfW under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

1.4	Designation

Each of the Parties designates this Amendment as a Loan Document.

2	Amendment of the Existing Credit Agreement

In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in clause 3:

(a)	the Existing Credit Agreement (but without all its Exhibits which, unless otherwise replaced pursuant to paragraph (b) below, shall remain in the same form and continue to form part of the Existing Credit Agreement) is hereby amended on the Amendment Effective Date so as to read in accordance with the form of the amended and restated credit agreement set out in Schedule 3, which will, together with the Exhibits to the Existing Credit Agreement, continue to be binding upon each of the Parties hereto in accordance with its terms as so amended and restated; and

(b)	Exhibits B to Exhibit E hereto shall be attached to the Amended Credit Agreement as new Exhibit P to Exhibit S thereto, and Exhibit A hereto shall replace the repayment schedule set out in Exhibit A thereto.

3	Conditions of effectiveness of Amended Credit Agreement

3.1	The Amended Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the Amendment Effective Date) upon which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent:

(a)	the Facility Agent shall have received from the Borrower:

(i)	a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)	the Facility Agent shall have received from each Guarantor a certificate (substantially in the form set out in Schedule 4), signed by a duly authorised officer of that Guarantor:

(i)	confirming that:

(A)	the relevant Guarantor acknowledges the amendments to the Existing Credit Agreement contained in this Amendment;

(B)	the relevant Guarantee and each other Loan Document to which that Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment and restatement of the Existing Credit Agreement;

(C)	the relevant Guarantee shall extend to any new obligations assumed by the Borrower under the Amended Credit Agreement (including pursuant to the Second Deferred Tranche and the increased Floating Rate Margin applicable to such Second Deferred Tranche); and

(D)	continuing to guarantee the amended obligations of the Borrower does not cause any borrowing, guaranteeing or similar limit binding on the relevant Guarantor to be exceeded; and

(ii)	evidencing the authority of the relevant officer to execute that certificate and to provide the confirmations referred to in paragraph (i) above,

together with such evidence from legal counsel to the Facility Agent as the Lenders may require as to the continued effectiveness of the Guarantees relative to the further deferral arrangements;

(c)	the Facility Agent shall have received a duly executed copy of each Fee Letter;

(d)	the Facility Agent shall have received evidence that all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Borrower pursuant to clause 6 below, and all other documented fees and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent, have been paid or will be paid promptly upon being demanded;

(e)	the Facility Agent shall have received opinions, addressed to the Facility Agent (and capable of being relied upon by each Lender) from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, as to matters of Liberian law (and being issued in substantially the same form as the corresponding Liberian legal opinion issued in respect of Amendment Number Six); and

(ii)	Stephenson Harwood LLP, counsel to the Facility Agent as to matters of English law (and being issued in substantially the same form as the corresponding English legal opinion issued in respect of Amendment Number Six), or, where applicable, a written approval in principle (which can be given by email) by either of the above counsel of the arrangements contemplated by this Amendment and a confirmation that a formal opinion will follow promptly after the Amendment Effective Date;

(f)	final approval of the Framework by Hermes and evidence that the Second Deferred Tranche is covered under the Hermes Insurance Policy;

(g)	evidence that the Borrower has submitted the Framework Information Package to Hermes (including information related to crisis-related liquidity measures) as a basis for Hermes to assess the adequacy of the Borrower’s crisis-related liquidity measures with regard to utilisation of the Second Deferred Tranche;

(h)	the representations and warranties set out in clause 4 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect (which shall be accurate in all respects)) as of the Amendment Effective Date;

(i)	no Event of Default or Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;

(j)	the Borrower shall, as required pursuant to clause 5, have provided a letter to the Facility Agent which confirms that RCL Cruises Ltd. has accepted its appointment as process agent in respect of this Amendment;

(k)	the CIRR Representative has confirmed to the Facility Agent that all relevant Lenders have executed respective amendments to their Option A Refinancing Agreements required in connection with the arrangements contemplated by this Amendment; and

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(l)	the Facility Agent shall have received a letter from the Borrower, signed by its Chief Financial Officer, containing a commitment to publish on an annual basis until the repayment of the Second Deferred Tranche in full, a publicly available environmental plan that includes (i) an annual measure (in accordance with other public methodology, including IMO methodology) of the greenhouse gas emissions of the Borrower and its Subsidiaries (including the emissions of their respective vessels) for the two years preceding the date of the relevant publication and (ii) the Borrower’s strategy to reduce the group’s greenhouse emissions, including details of specific measures implemented (or to be implemented) in order to achieve such reduction, it being acknowledged by the Facility Agent that the conditions referred to in paragraphs (c), (f), (g), (j) and (l) have, as at the date of this Agreement, been satisfied.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.

4	Representations and Warranties

(a)	Each of the representations and warranties in:

(i)	Article VI of the Amended Credit Agreement (excluding Section 6.10 of the Amended Credit Agreement); and

(ii)	clause 4(b) of Amendment Agreement Number Seven,

are deemed to be made by the Borrower on the date of this Amendment and the Amendment Effective Date, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Amendment, each officer certificate referred in clause 3(b), and as if the Amended Credit Agreement was effective at the time of each such repetition.

(b)	In addition to the representations and warranties referred to in paragraph (a) above, the Borrower:

(i)	represents and warrants to the Facility Agent and each Lender that it is the Borrower’s intention for the terms of this Amendment and the amendments to be incorporated into the Existing Credit Agreement pursuant to this Amendment to be substantially the same terms and amendments as those set out or to be set out in an amendment agreement in respect of each other ECA Financing in existence as at the date of this Amendment; and

(ii)	covenants and undertakes with the Facility Agent that it shall, on or before the Amendment Effective Date, or as soon as reasonably practicable thereafter enter into an amendment agreement (with such amendments being on substantially the same terms as those set out in this Amendment and the Amended Credit Agreement (as applicable)) to the finance documents in respect of each other ECA Financing in existence as at the date of this Amendment in order to substantially reflect the amendments set out in the Amended Credit Agreement, provided, however, that this clause(b)(ii) shall not apply in respect of any other ECA Financing where the lenders under that ECA Financing do not provide their consent to such amendment agreement where the arrangements contemplated by that amendment were proposed to be on substantially the same basis as set out in this Amendment (subject to logical and factual changes), save that such other amendments shall in each case incorporate changes to reflect (A) any factual differences and (B) any particular requirements of an ECA Guarantor, under that relevant ECA Financing.

5	Incorporation of Terms

The provisions of Section 11.2 (Notices), Section 11.6 (Severability) and Subsections 11.14.2 (Jurisdiction), 11.14.3 (Alternative Jurisdiction) and 11.14.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.

6	Fees, Costs and Expenses

6.1	The Borrower shall pay to the Facility Agent (for its own account and for the account of the Lenders (as applicable)) the fees in the amounts and at the times agreed in the Fee Letters.

6.2	The Borrower shall also pay to the Facility Agent (for the account of the CIRR Representative) a non-refundable refinancing fee in an amount of €1,000 per Option A Refinancing Agreement to which the CIRR Representative is a party.

6.3	The payment of the above fees shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds to such account(s) as the Facility Agent shall notify the Borrower of in advance or, where applicable, in the relevant Fee Letter.

6.4	The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of:

(a)	the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder; and

(b)	the CIRR Representative and any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any Option A Refinancing Agreement and any security or other documents executed or to be executed and delivered as a consequence of the parties entering into this Amendment and any other documents to be delivered under this Amendment,

(including the reasonable and documented fees and expenses of counsel for the Facility Agent and the CIRR Representative with respect hereto and thereto as agreed with the Facility Agent and the CIRR Representative) in accordance with the terms of Section 11.3 (Payment of Costs and Expenses) of the Existing Credit Agreement and as if references in that section to the Facility Agent are references to the Facility Agent and the CIRR Representative.

6.5	The Borrower agrees to pay on demand any additional imputed or calculative funding cost on the Second Deferred Tranche incurred by a Lender or the CIRR Representative as a consequence of the parties entering into this Amendment which shall not exceed the difference between the interest payable on the Loan (other than the first Deferred Tranche and the Second Deferred Tranche) in accordance with the Existing Credit Agreement and the interest payable on the Second Deferred Tranche at the applicable Floating Rate. The Facility Agent shall furnish to the Borrower a determination of such a funding cost reflecting the respective determinations which the Facility Agent has received from the CIRR Representative and each of the Lenders, which determination will then be applicable to all Lenders. None of the Facility Agent, a Lender nor the CIRR Representative is required to provide to the Facility Agent (if applicable) or the Borrower evidence of how the determination of the funding cost has been made nor that it has been suffered.

7	Counterparts

This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

8	Governing Law

This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.

The Parties have executed this Amendment the day and year first before written.

Schedule 1
Finance Parties

Facility Agent

KfW IPEX-Bank GmbH

Hermes Agent

KfW IPEX-Bank GmbH

Mandated Lead Arrangers

KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger
together with:
DNB Bank ASA
BNP Paribas Fortis S.A./N.V.
Skandinaviska Enskilda Banken AB (publ)
Banco Santander S.A.

Lender	Commitments of each Lender
KfW IPEX-Bank GmbH	First Deferred Tranche: $30,920,879.38 Second Deferred Tranche: $38,651,099.22
DNB Bank ASA	First Deferred Tranche: $6,236,143.74 Second Deferred Tranche: $7,795,179.68
BNP Paribas Fortis S.A./N.V.	First Deferred Tranche: $9,614,054.94 Second Deferred Tranche: $12,017,568.68
Skandinaviska Enskilda Banken AB (publ)	First Deferred Tranche: $6,236,143.74 Second Deferred Tranche: $7,795,179.68
Banco Santander, S.A.	First Deferred Tranche: $6,236,143.74 Second Deferred Tranche: $7,795,179.68
Citibank Europe plc	First Deferred Tranche: $2,598,393.22 Second Deferred Tranche: $3,247,991.52

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Schedule 2
Form of Amendment Effective Date confirmation – Hull S-698

To:	Royal Caribbean Cruises Ltd.

To:	KfW

“ANTHEM OF THE SEAS” (Hull S-698)

We, KfW IPEX-Bank GmbH, refer to amendment no. 8 dated [•] 2021 (the Amendment) relating to a credit agreement dated as of 8 June 2011 (as previously amended, supplemented and/or restated from time to time) (the Credit Agreement) made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Hermes Agent and the Facility Agent in respect of a loan to the Borrower from the Lenders of up to the Maximum Loan Amount (as defined in the Credit Agreement).

We hereby confirm that all conditions precedent referred to in clause 3.1 of the Amendment have been satisfied. In accordance with clause 3 of the Amendment, the Amendment Effective Date is the date of this confirmation and the amendment and restatement of the Credit Agreement in accordance with the Amendment is now effective.

Dated:                                                     2021

Signed:

For and on behalf of
KfW IPEX-Bank GmbH
(as Facility Agent)

Schedule 3
Amended and Restated Credit Agreement

AMENDED AND RESTATED
HULL NO. S-679 CREDIT AGREEMENT

dated as of February 27, 2009

amended and restated on February 17, 2012

further amended and restated on January 19, 2016

further amended and restated on July 3, 2018

further amended on April 22, 2020

further amended and restated on December 21, 2020

and further amended and restated on February    , 2021

BETWEEN

ROYAL CARIBBEAN CRUISES, LTD.

as the Borrower,

THE LENDERS from time to time party hereto

and

KfW IPEX-Bank GmbH
as Hermes Agent and Administrative Agent

Exhibit A	Repayment Schedule

Exhibit B	[RESERVED]

Exhibit C	[RESERVED]

Exhibit D-1	Form of Original Closing Date Opinion of Liberian Counsel to Borrower

Exhibit D-2	[RESERVED]

Exhibit D-3	[RESERVED]

Exhibit E	Form of Lender Assignment Agreement

Exhibit F	The Principles

Exhibit G	Form of Information Package

Exhibit H	Form of First Priority Guarantee

Exhibit I	Form of Second Priority Guarantee

Exhibit J	Form of Third Priority Guarantee

Exhibit K	Form of Senior Parties Subordination Agreement

Exhibit L	Form of Other Senior Parties Subordination Agreement

Exhibit M	Framework

Exhibit N	Debt Deferral Extension Regular Monitoring Requirements

Exhibit O	Replacement Covenants with Effect from the Guarantee Release Date

Exhibit P	Silversea Liens and Indebtedness

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED HULL NO. S-679 CREDIT AGREEMENT, dated as of February 27, 2009, amended and restated on February 17, 2012, further amended and restated on January 19, 2016, further amended and restated on July 3, 2018, further amended on April 22, 2020, further amended on July 28, 2020, further amended and restated on December 21, 2020 and further amended and restated on February , 2021, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Borrower”), KfW IPEX-Bank GmbH in its capacity as agent for the Lenders referred to below in respect of Hermes-related matters (in such capacity, the “Hermes Agent”), in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and in its capacity as lender (in such capacity, together with each of the other Persons that shall become a “Lender” in accordance with Section 11.11.1 hereof, each of them individually a “Lender” and, collectively, the “Lenders”).

WITNESSETH:

WHEREAS:

(A)	The Borrower and Meyer Werft GmbH (formerly known as Jos. L. Meyer GmbH & Co.) (the “Builder”) entered on May 18, 2007 into a Contract for the Construction and Sale of Hull No. S-679 (as amended, the “Construction Contract”) pursuant to which the Builder agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder’s hull number S-679 (now “CELEBRITY SILHOUETTE” with IMO number 9451094) (the “Purchased Vessel”);

(B)	The Borrower assigned its right to purchase the Purchased Vessel under the Construction Contract to Celebrity Silhouette Inc., a Liberian Corporation (the “Original Borrower”);

(C)	The Lenders made available to the Original Borrower, upon the terms and conditions contained in the Hull No. S-679 Credit Agreement dated as of February 27, 2009 among the Original Borrower, the Hermes Agent, the Administrative Agent and each Lender from time to time party thereto (the “Original Credit Agreement”), a US dollar loan facility equal to the US Dollar Equivalent of up to eighty per cent (80%) of the Contract Price of the Purchased Vessel, as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, change orders, in an amount not to exceed the US Dollar Equivalent corresponding to EUR444,000,000 (the “Maximum Loan Amount”).

(D)	The Lenders have also (but without increasing the Maximum Loan Amount and the Commitment of each Lender) agreed to make available to the Borrower, upon the terms and conditions contained herein:

i.	a US dollar loan facility in the amount equal to the aggregate of the principal portion of the repayment installments of the Loan payable on the Repayment Dates (as defined below) falling during the First Deferral Period (as defined below) (the “First Deferred Tranche Maximum Loan Amount”); and

ii.	a US dollar loan facility in the amount equal to the aggregate of the principal portion of the repayment installments of the Loan (and for this purpose including the repayment installments of the First Deferred Tranche) in each case payable, subject to payment by the Borrower of the Hermes Debt Deferral Extension Premium in accordance with Section 11.13.2, on the Repayment Dates (as defined below) falling during the Second Deferral Period (as defined below) (the “Second Deferred Tranche Maximum Loan Amount” and together with the First Deferred Tranche Maximum Loan Amount, the “Deferred Tranches Maximum Loan Amount”);

(E)	The proceeds of the Maximum Loan Amount were provided to the Original Borrower two (2) Business Days prior to the delivery of the Purchased Vessel for the purpose of paying a portion of the Contract Price, as defined in the Construction Contract, in connection with the Original Borrower’s purchase of the Purchased Vessel. An advance under the relevant Deferred Tranche (as defined below) will, subject to payment by the Borrower of the Hermes Debt Deferral Extension Premium in accordance with Section 11.13.2, be available for the purpose of paying the principal portion of the repayment installment due on each Repayment Date falling during the Advanced Loan Deferral Period (as defined below) applicable to that relevant Deferred Tranche (and which, in respect of the Second Deferred Tranche, shall also include the principal portion of the repayment installments of the First Deferred Tranche falling due on each Repayment Date falling during the Second Deferral Period). Each advance of a Deferred Tranche will be automatic and notional only, effected by means of a book entry to finance the repayment installment then due;

(F)	Pursuant to the Assignment and Amendment Deed to Hull No. S-679 Credit Agreement dated as of February 17, 2012 (the “Assignment and Amendment Deed”), (i) the Original Borrower assigned to the Borrower all of its rights under the Original Credit Agreement, (ii) the Borrower assumed all of the Original Borrower’s obligations under the Original Credit Agreement and (iii) the Original Credit Agreement was amended and restated as of February 17, 2012 (the “First Restated Credit Agreement”);

(G)	Pursuant to an Amendment Agreement dated as of January 19, 2016 (the “Amendment Agreement”), and upon satisfaction of the conditions set forth therein, the First Restated Credit Agreement was amended and restated (the “Second Restated Credit Agreement”);

(H)	Pursuant to a Second Amendment Agreement dated as of July 3, 2018 (the “Second Amendment Agreement”), and upon satisfaction of the conditions set forth therein, the Second Restated Credit Agreement is being amended and restated in the form of this Agreement (the “Third Restated Credit Agreement”);

(I)	The parties hereto have previously amended this Agreement pursuant to a Third Amendment Agreement dated as of April 22, 2020 (the “Third Amendment Agreement”);

(J)	The parties hereto have previously amended this Agreement pursuant to an amendment agreement, dated as of December 21, 2020 (the “Fourth Amendment Agreement”) and pursuant to which the Borrower agreed to procure the execution of the Guarantees and to make certain other amendments to this Agreement to reflect the existence of such Guarantees; and

(K)	Pursuant to a Fifth Amendment Agreement dated as of February , 2021 (the “Fifth Amendment Agreement”), and upon satisfaction of the conditions set forth therein, this Agreement is being amended and restated in the form of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Additional Guarantee” means a guarantee of the Obligations provided by a New Guarantor in a form and substance substantially the same as the other Guarantees (reflecting any necessary logical and factual changes), with such changes, or otherwise in form and substance, reasonably satisfactory to each of the Agents.

“Additional Subordination Agreement” means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee, as applicable, in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in form and substance, reasonably satisfactory to each of the Agents and the beneficiaries of any Indebtedness incurred by the relevant Guarantor, as applicable.

“Adjustable Amount” means, as of any time of determination, $500,000,000; provided if the aggregate amount of New Capital is equal to or greater than $500,000,000, then the Adjustable Amount shall be $350,000,000.

“Adjusted Cash Balance” means, as of any date (the “Measurement Date”), the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP plus (a) any amounts available to be drawn by the Borrower and/or any of its Subsidiaries under committed but undrawn term loan or revolving credit facility agreements (excluding any amounts available under agreements where the proceeds are only intended to be used to fund the purchase of new Vessels) and less (b) the sum of (i) any scheduled payments of principal or interest (but for the purposes of anticipating any interest liabilities, the interest rate of any floating rate debt shall be determined based on reference rates then in effect at the Measurement Date) in respect of debt during the period commencing on the Measurement Date and ending on the date that is six months thereafter, (ii) any customer deposits held by the Borrower or its Subsidiaries for cruises that are scheduled to commence within three months of the Measurement Date and (iii) any planned Non-Financed Capex during the period commencing on the Measurement Date and ending on the date that is six months thereafter.

“Adjusted EBITDA after Interest” means, for any Last Reported Fiscal Quarter, the Borrower’s EBITDA for such period, excluding those items, if any, that the Borrower has excluded in determining “Adjusted Net Income” for such period as disclosed in the Borrower’s annual report on 10-K or quarterly report on 10-Q, as applicable, for such Last Reported Fiscal Quarter, as evidenced pursuant to the relevant certificate to be submitted by the Borrower pursuant to Section 7.1.1.m.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 10.5.

“Advanced Loan Deferral Period” means the First Deferral Period and/or the Second Deferral Period (as the context may require).

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” means either the Hermes Agent or the Administrative Agent and “Agents” means both of them.

“Agreement” means, on any date, this credit agreement as originally in effect on the Original Effective Date and amended and restated on each of the First Restatement Effective Date, the Second Restatement Effective Date and the Third Restatement Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Agreement to Provide Financing” means that certain Agreement to Provide Financing dated as of June 6, 2007 between KfW and the Borrower, as amended.

“Amendment Agreement” is defined in the preamble.

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Assignee Lender” is defined in Section 11.11.1.

“Assignment and Amendment Deed” is defined in the preamble.

“Authorized Officer” means those officers of the Borrower authorized to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Administrative Agent by the Secretary or an Assistant Secretary of the Borrower.

“Bank Indebtedness” means the Borrower’s Indebtedness up to a maximum aggregate principal amount of $5,300,000,000 under the following agreements (as amended, restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time): (a) the USD1,550,000,000 revolving credit facility maturing in 2022 with Nordea Bank AB (publ), New York Branch as agent, (b) the USD1,925,000,000 revolving credit facility maturing in 2024 with The Bank of Nova Scotia as agent, (c) the USD1,000,000,000 term loan maturing on 5 April 2022 with Bank of America, N.A. as agent, (d) the USD300,000,000 term loan maturing on 7 June 2028 with Nordea Bank ABP, New York Branch as agent, (e) the USD55,827,065 term loan maturing on 5 December 2022 with Sumitomo Mitsui Banking Corporation as agent, (f) the €80,000,000 term loan maturing in November 2024 with Skandinaviska Enskilda Banken AB (publ) as agent, (g) the USD130,000,000 term loan maturing on 2 February 2023 with Industrial and Commercial Bank of China Limited, New York Branch as agent, (h) that certain guarantee dated 18 July 2016 with SMBC Leasing and Finance, Inc. as agent in connection with liabilities relating to the “Lease”, the “Construction Agency Agreement”, the “Participation Agreement” and any other “Operative Document” (as each term is defined in such guarantee) and (i) any other agreement (other than in connection with Credit Card Obligations) as to which the Second Priority Guarantors provide a first priority guarantee package.

“Bank of Nova Scotia Agreement” means the $1,925,000,000 amended and restated credit agreement dated as of December 4, 2017 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Benchmark Successor Rate” is defined in Section 11.16.

“Benchmark Successor Rate Conforming Changes” means, with respect to any proposed Benchmark Successor Rate, any conforming changes to the definition of Screen Rate, Interest Period, timing and frequency of determining rates, making payments of interest, yield protection provisions relating to the cost element of any Floating Rate Loan (including but not limited to any break costs relating to any early repayment or prepayment of any Floating Rate Loan), fallback (and market disruption) provisions for that Benchmark Successor Rate and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such Benchmark Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Borrower” is defined in the preamble.

“Builder” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City, London or Frankfurt, and if the applicable Business Day relates to an advance of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalization” means, as at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CIRR Agent” means KfW, acting in its capacity as CIRR agent in connection with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, relative to any Lender, such Lender’s obligation to make the Loan pursuant to Section 2.1 of the Original Credit Agreement.

“Commitment Fees” is as defined in Section 3.4 of the Original Credit Agreement.

“Construction Contract” is defined in the preamble.

“Contract Price” is as defined in the Construction Contract.

“Covenant Modification Date” means the later to occur of (a) the expiry of the Financial Covenant Waiver Period and (b) the date upon which the financial covenants set out in Section 7.2.4 have been modified in this Agreement in a form and substance satisfactory to Hermes, the Borrower and the Lenders.

“Covered Taxes” is defined in Section 4.6.

“Credit Card Obligations” means any obligations of the Borrower under credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business of the Borrower.

“DDTL Indebtedness” means the Borrower’s Indebtedness (or, if such Indebtedness has not yet been incurred, the commitments by lenders to provide Indebtedness to the Borrower as of the effectiveness of the Fourth Amendment Agreement) in connection with that certain Commitment Letter, dated as of August 12, 2020, between the Borrower and MORGAN STANLEY SENIOR FUNDING INC. (as amended, restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time).

“Debt Deferral Extension Regular Monitoring Requirements” means the general test scheme/reporting package in the form set out in Exhibit N to this Agreement submitted or to be submitted (as the case may be) by the Borrower in accordance with Section 7.1.1j.

“Debt Incurrence” means any incurrence of indebtedness for borrowed money by any Group Member, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (and including any secured debt securities (but excluding any unsecured debt securities) which are convertible into equity securities of the Borrower) or an incurrence of loans under any loan or credit facility, or any issuance of bonds, other than:

a)	any indebtedness (but having regard, in respect of any secured and/or guaranteed indebtedness, to the restrictions set out in Section 7.2.9(b.)) incurred by a Group Member between April 1, 2020 and December 31, 2022 (or such later date as may, with the prior consent of Hermes, be agreed between the Borrower and the Lenders) for the purpose of providing crisis and/or recovery-related funding;

b)	indebtedness incurred by a Group Member pursuant to an intra-Group loan from another Group Member, provided that no Group Member shall be permitted to incur any such Indebtedness at any time where an Event of Default or a Prepayment Event has occurred and is continuing;

c)	indebtedness incurred to refinance (and for this purpose having regard to the applicable provisions of Section 7.2.9) a maturity payment under any existing loan or credit facility (including any crisis and/or recovery-related indebtedness incurred by a Group Member between April 1, 2020 and December 31, 2022) or issued bonds of a Group Member, provided that:

i)            in the case of any such refinancing, the amount of such indebtedness being used in connection with that refinancing does not increase the aggregate principal amount of such indebtedness or the commitments outstanding at the time of that refinancing and is otherwise incurred on a basis permitted pursuant to this Agreement (including, without limitation, in relation to the provision of any Liens or guarantees that may be provided to support the relevant refinancing arrangement); and

ii)           in the case of the refinancing of crisis and/or recovery-related indebtedness of the type referred to above, that refinancing shall either (A) reduce the interest burden of the Borrower (and for such purposes the interest rate of any floating rate debt shall be determined based on reference rates then in effect at the time of the new debt incurrence) or (B) replace the existing secured and/or guaranteed indebtedness with unsecured and unguaranteed debt;

d)	indebtedness provided by banks or other financial institutions under the Borrower’s senior unsecured revolving credit facilities in an aggregate amount not greater than the commitments thereunder as in effect on the Second Deferred Tranche Effective Date plus the amount of any existing uncommitted incremental facilities (for example, any unused accordion) on such facilities;

e)	indebtedness provided by banks or other financial institutions which, as at the Second Deferred Tranche Effective Date, is committed but yet to be incurred in respect of the DDTL Indebtedness (but, in respect of that DDTL Indebtedness, up to a maximum amount of $700,000,000 or, where the Borrower has exercised the pre-existing accordion option in respect of that DDTL Indebtedness, a maximum amount of $1,000,000,000 (but on the basis that, following the exercise of that accordion option, an amount equal to the additional $300,000,000 or, if the amount of indebtedness incurred under such accordion option is less, the relevant amount made available under the DDTL Indebtedness shall be included in the overall limit on secured and/or guaranteed indebtedness set out in Section 7.2.9(b.)));

f)	any of the following types of indebtedness in each case incurred in the ordinary course of business of any Group Member:

i)            the issuances of commercial paper;

ii)           Capitalized Lease Liabilities;

iii)          purchase money indebtedness;

iv)          indebtedness under overdraft facilities; and

v)           financial obligations in connection with repurchase agreements and/or securities lending arrangements; and

g)	vessel financings (including the financing of pre-delivery contract installments, change orders, owner furnished equipment costs or other such similar arrangements) in respect of vessels for which shipbuilding contracts have been executed on or prior to the First Deferred Tranche Effective Date (provided, however, that a refinancing of a vessel financing shall not be included in this carve-out (g).

There shall be a presumption that any indebtedness incurred by the Borrower between April 1, 2020 and December 31, 2022 shall be for the purpose of providing crisis and/or recovery-related funding unless the intended use of proceeds from such indebtedness are specifically identified to be used for an alternative purpose. In the event there is any question as to whether funding qualifies as “crisis and/or recovery-related”, Hermes, the Administrative Agent and the Borrower shall negotiate a resolution in good faith for a maximum period of fifteen (15) Business Days.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Deferral Fee Letters” means the letters between the Administrative Agent and the Borrower or the Lenders and the Borrower setting out any of the fees payable in connection with the Third Amendment Agreement.

“Deferred Tranches” means, together, the First Deferred Tranche and the Second Deferred Tranche, and being in an aggregate amount not to exceed the Deferred Tranches Maximum Loan Amount and “Deferred Tranche” means either of them.

“Deferred Tranches Maximum Loan Amount” is defined in the preamble.

“Dispose” means to sell, transfer, license, lease, distribute or otherwise transfer, and “Disposition” shall have a correlative meaning.

“Disruption Event” means either or both of:

a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties; or

b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party preventing that, or any other, party:

i)            from performing its payment obligations under the Loan Documents; or

ii)           from communicating with other parties or in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollar” and the sign “$” mean lawful money of the United States.

“Early Warning Monitoring Period” means the period beginning on the Second Deferred Tranche Effective Date and ending on the last day of two consecutive Fiscal Quarters where the Borrower’s Adjusted EBITDA after Interest for each such Fiscal Quarter is a positive number, as evidenced pursuant to the certificate to be submitted by the Borrower pursuant to Section 7.1.1.m. (and such day shall be notified to the Borrower by the Administrative Agent).

“EBITDA” means, for any Last Reported Fiscal Quarter, the Borrower’s consolidated operating income for such period plus any depreciation and amortization expenses that were deducted in calculating consolidated operating income for such period and minus consolidated interest expense of the Borrower for such period (net of any capitalized interest and interest income), in each case as determined in accordance with GAAP.

“ECA Financed Vessel” means any Vessel subject to any ECA Financing.

“ECA Financing” means any financing arrangement pursuant to which one or more ECA Guarantor provides guarantees or other credit support (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the indebtedness of a shipbuilder, and, for the avoidance of doubt, committed but undrawn export credit agency facilities), entered into by the Borrower or a Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Equity Interests of entities owning, or to own, Vessels.

“ECA Guarantor” means BpiFrance Assurance Export, Finnvera plc or Euler Hermes Aktiengesellschaft (or, in each case, any successor thereof).

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding any debt securities convertible into such Equity Interests.

“EUR” and the sign “€” mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

“Event of Default” is defined in Section 8.1.

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the First Restatement Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“Fifth Amendment Agreement” is defined in the preamble.

“Financial Covenant Waiver Period” means the period between from and including April 1, 2020 to and including December 31, 2022.

“First Deferral Period” means the period between and, in each case, including the First Deferred Tranche Effective Date and March 31, 2021.

“First Deferred Tranche” means the aggregate of the advances deemed to be made by the Lenders under this Agreement from time to time during the First Deferral Period and in an aggregate amount not exceeding the First Deferred Tranche Maximum Loan Amount or, as the case may be, the aggregate outstanding amount of such advances from time to time.

“First Deferred Tranche Effective Date” means April 22, 2020.

“First Priority Assets” means the Vessels known on the date the Fourth Amendment Agreement becomes effective as or that sailed under the name (i) Celebrity Constellation, (ii) Celebrity Equinox, (iii) Celebrity Millennium, (iv) Celebrity Silhouette, (v) Celebrity Summit, (vi) Celebrity Eclipse, (vii) Celebrity Infinity, (viii) Celebrity Reflection and (ix) Celebrity Solstice (it being understood that such Vessels shall remain “First Priority Assets” regardless of any change in name or ownership after such date).

“First Priority Guarantee” means the first priority guarantee granted by the First Priority Guarantor on or prior to the Amendment Effective Date (as defined in the Fourth Amendment Agreement) (and any other first priority guarantee granted by a First Priority Holdco Subsidiary in connection with becoming a First Priority Guarantor) in favour of the Administrative Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit H.

“First Priority Guarantor” means Celebrity Cruise Lines Inc. (and any of its successors) and any other First Priority Holdco Subsidiary that has granted or, prior to that entity becoming a First Priority Holdco Subsidiary pursuant to a Disposal of a First Priority Asset in accordance with Section 7.2.5(a)(v)(A), will grant a First Priority Guarantee.

“First Priority Holdco Subsidiaries” means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any First Priority Assets.

“First Priority Release Event” means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Fourth Amendment Agreement (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Fourth Amendment Agreement (being $3,320,000,000):

a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower.

Notwithstanding the foregoing, a First Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a First Priority Release Event would have occurred but for the continuance of the payment default described above, then a First Priority Release Event will occur immediately upon that payment default being remedied.

“First Restated Credit Agreement” is defined in the preamble.

“First Restatement Effective Date” means February 17, 2012.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any annual fiscal reporting period of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to

b)	the sum of:

i)            dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

ii)           scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities), in each case, of the Borrower and its Subsidiaries for such period.

“Fixed Rate” means a rate per annum equal to the sum of 5.62% per annum plus the Fixed Rate Margin.

“Fixed Rate Margin” means 0.20% per annum.

“Floating Rate” means a rate per annum equal to the sum of the LIBO Rate plus the applicable Floating Rate Margin.

“Floating Rate Indemnity Amount” is defined in Section 4.4.

“Floating Rate Loan” means all or any portion of the Loan (including the drawn portion of each Deferred Tranche) bearing interest at the Floating Rate.

“Floating Rate Margin” means for each Interest Period in respect of (a) a Floating Rate Loan (but for this purpose excluding any drawn portion of the Deferred Tranches), the Original Floating Rate Margin, (b) the First Deferred Tranche, the Original Floating Rate Margin and (c) the Second Deferred Tranche, the sum of (i) the Original Floating Rate Margin and (ii) 0.20%.

“Fourth Amendment Agreement” is defined in the preamble.

“Framework” means the document titled “Debt Deferral Extension Framework” in the form set out in Exhibit M to this Agreement, and which sets out certain key principles and parameters relating to, amongst other things, the further temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement and more particularly the Second Deferred Tranche hereunder.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Losses Event” is defined in Section 4.4.

“GAAP” is defined in Section 1.5.

“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Member” means any entity that is a member of the Group.

“Group Member Guarantee” means any guarantee or other similar or analogous credit support arrangement granted by a Group Member (other than the Borrower) in support of the Indebtedness of another Group Member or any other Person.

“Guarantee” means the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee and (if applicable) any Additional Guarantee and “Guarantees” means any or all of them.

“Guarantee Release Date” means the date upon which the First Priority Release Event, the Second Priority Release Event and the Third Priority Release Event have all occurred and accordingly, subject to Section 7.2.5(g) (and in particular proviso (2) to such Section 7.2.5(g)), each of the Guarantees has been released by the Administrative Agent, and also being the date upon which, in accordance with Section 7.3, certain provisions of this Agreement shall be replaced by the provisions set out in Exhibit O.

“Guarantor” means the provider of any Guarantee from time to time and “Guarantors” means any or all of them.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Hermes” means Euler Hermes Aktiengesellschaft, Gasstraße 27, 22761 Hamburg, Germany acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

“Hermes Agent” is defined in the preamble.

“Hermes Debt Deferral Extension Premium” means the additional premium payable to Hermes as a result of the increase to the amount covered by the Hermes Insurance Policy arising as a consequence of the making of the Second Deferred Tranche, such amount as notified in writing by the Hermes Agent to the Borrower.

“Hermes Fee” means the premium payable to Hermes under and in respect of the Hermes Insurance Policy.

“Hermes Insurance Policy” means the guarantee (Deckungsdokument) issued by the Federal Republic of Germany, represented by Hermes, in favour of the Lenders.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Interest Make-Up Agreement” means either an Option A Refinancing Agreement or an Option B Interest Make-Up Agreement.

“Interest Period” means the period between the Original Closing Date and the first Repayment Date, and subsequently each succeeding period between two consecutive Repayment Dates, except that:

a)	Any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

b)	If any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

“Investment Grade” means, with respect to Moody’s, a Senior Debt Rating of Baa3 or better and, with respect to S&P, a Senior Debt Rating of BBB- or better.

“KfW” means KfW of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany acting in its own name for the account of the government of the Federal Republic of Germany.

“KfW IPEX” means KfW IPEX-Bank GmbH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany.

“Last Reported Fiscal Quarter(s)” means the most recently completed Fiscal Quarter(s) for which the Borrower has filed financial statements with the SEC as part of an annual report on 10-Q or a quarterly report on 10-Q.

“Lender and Lenders” are defined in the preamble.

“Lender Assignment Agreement” means any Lender Assignment Agreement substantially in the form of Exhibit E.

“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature to the Original Credit Agreement or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

“LIBO Rate” means the Screen Rate at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

a)	subject to Section 3.3.6, if the Screen Rate is not available at the relevant time, the LIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Loan and for a period of six months;

b)	for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

c)	for the purposes of determining the Floating Rate, if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means the aggregate of the advances made by the Lenders under the Original Credit Agreement and this Agreement from time to time in an aggregate amount not to exceed the aggregate of the Maximum Loan Amount and the Deferred Tranches Maximum Loan Amount or, as the case may be, the aggregate outstanding amount of such advances from time to time.

“Loan Documents” means this Agreement, the Assignment and Amendment Deed, the Amendment Agreement, the Second Amendment Agreement, the Third Amendment Agreement, the Fourth Amendment Agreement, the Fifth Amendment Agreement, the Deferral Fee Letters, the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee, any Additional Guarantee, the Subordination Agreements, any Additional Subordination Agreement, any New Guarantor Subordination Agreement and any other document jointly designated as a “Loan Document” by the Administrative Agent and the Borrower.

“Margin” means the Fixed Rate Margin and/or the applicable Floating Rate Margin.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

“Material Guarantor” means (i) each of Celebrity Cruise Lines Inc., RCI Holdings LLC, RCL Cruise Holdings LLC and RCL Cruises Ltd (and each of their respective successors) and (ii) any other entity that becomes a First Priority Guarantor, a Second Priority Guarantor or a Third Priority Guarantor after the effectiveness of the Fourth Amendment Agreement.

“Material Litigation” is defined in Section 6.7.

“Monthly Outflow” means, in respect of each monthly period, the quotient obtained by dividing:

a)	the sum of (i) Total Cruise Operating Expenses (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter, (ii) Marketing, Selling and Administrative Expenses (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter and (iii) Interest Expense, net of Interest Capitalized (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter minus (x) Interest Income (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter, (y) any non-cash charges or impairments included in the calculation of Total Cruise Operating Expenses or Marketing, Selling and Administrative Expenses pursuant to sub-clause (i) or (ii) of this definition and (z) any loss on extinguishment of debt included in Interest Expenses, net of Interest Capitalized (as each such capitalized expression is defined or referenced in the financial statements of the Borrower); by

b)	three,

as evidenced pursuant to the relevant certificate to be submitted by the Borrower pursuant to Section 7.1.1(m.).

“Moody’s” means Moody’s Investors Service Inc.

“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, Capitalized Lease Liabilities) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

   a)         all cash on hand of the Borrower and its Subsidiaries; plus

  b)          all Cash Equivalents.

“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.

“New Capital” means the aggregate gross amount of proceeds from any capital (whether in the form of debt, equity or otherwise) raised by the Borrower or any of its Subsidiaries in one or a series of financings after January 1, 2021 (including (a) amounts borrowed (that were previously undrawn) under committed term loan facilities existing as of such date and (b) indebtedness borrowed in lieu of the committed term loan facilities described in the foregoing clause (a) if the incurrence of such indebtedness results in a reduction or termination of such commitments); provided that proceeds of any capital raise which are used substantially concurrently for (i) the purchase price of a new Vessel or (ii) repayment of existing Indebtedness (other than Indebtedness (A) maturing no later than the end of the first full calendar year following the date of such repayment or (B) under any revolving credit agreement the repayment of which is not accompanied by a corresponding permanent reduction in the related revolving credit commitments), in each case, shall not constitute New Capital.

“New Financings” means proceeds from:

(a)          borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities of the Borrower; and

(b)          the issuance and sale of equity securities.

“New Guarantor” means, with respect to any Vessel delivered after the effectiveness of the Fourth Amendment Agreement, the Subsidiary of the Borrower that (a) directly owns the Equity Interests of the Principal Subsidiary that acquired such Vessel and (b) delivers an Additional Guarantee.

“New Guarantor Subordination Agreement” means a subordination agreement pursuant to which the Lenders’ rights under the applicable Additional Guarantee will be fully subordinated in right of payment to the rights of the beneficiaries of the applicable Senior Guarantee, which subordination agreement shall be in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in a form and substance, reasonably acceptable to the Administrative Agent and the agent, trustee or other representative for such Senior Guarantee.

“Non-Financed Capex” means, with respect to any period, (a) the aggregate amount of purchases of property (including Vessels) and equipment by the Borrower and its Subsidiaries during such period as determined in good faith by the Borrower minus (b) the aggregate amount of committed financing available to be drawn during such period to fund any such purchases of property and equipment.

“Nordea Agreement” means the U.S.$1,150,000,000 amended and restated credit agreement dated as of October 12, 2017, among the Borrower, as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank AB (publ), New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement.

“Obligors” means the Borrower and the Guarantors.

“Option A Lender” means each Lender that has executed an Option A Refinancing Agreement.

“Option A Refinancing Agreement” means a refinancing agreement entered into between the Refinancing Bank and any Lender pursuant to Sections 1.2.1 and 1.2.2 of the Terms and Conditions, substantially in the form of Exhibit F hereto.

“Option B Interest Make-Up Agreement” means an interest make-up agreement entered into between the CIRR Agent and any Lender pursuant to Section 1.2.4 of the Terms and Conditions.

“Option B Lender” means each Lender that has executed an Option B Interest Make-Up Agreement.

“Organic Document” means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

“Original Borrower” is defined in the preamble.

“Original Closing Date” means the date on which the Loan was advanced, which date is July 14, 2011.

“Original Credit Agreement” is defined in the preamble.

“Original Effective Date” means the date the Original Credit Agreement became effective pursuant to Section 11.8, of the Original Credit Agreement, which date is February 27, 2009.

“Original Floating Rate Margin” means 0.40% per annum.

“Other ECA Parties” means the facility agents acting on behalf of the creditors under any ECA Financing, whether existing on or after the effectiveness of the Fourth Amendment Agreement (excluding the Administrative Agent acting in any representative capacity in connection with this Agreement).

“Other Guarantees” means the guarantees issued, or to be issued, by any of the First Priority Guarantor, the Second Priority Guarantors, the Third Priority Guarantor or any New Guarantor in favour of any Other ECA Party; provided that any Other Guarantee issued by (a) the First Priority Guarantor shall be pari passu in right of payment with the First Priority Guarantee, (b) any Second Priority Guarantor shall be pari passu (or junior) in right of payment with the Second Priority Guarantee, (c) the Third Priority Guarantor shall be pari passu (or junior) in right of payment with the Third Priority Guarantee and (d) any New Guarantor shall be pari passu in right of payment with each Additional Guarantee issued by such New Guarantor.

“Other Senior Parties” means each agent, trustee or other representative in respect of Bank Indebtedness or Credit Card Obligations.

“Pari Passu Creditor” means with respect to any Group Member, any creditor under or in respect of any Indebtedness incurred by such Group Member (including in respect of any ECA Financing) which is not, as at December 31, 2020, secured by a Lien over a Vessel or which, at any time (whether pursuant to the operation of Section 7.1.9(d.) or otherwise), shares in the same security and/or guarantee package as the Lenders.

“Participant” is defined in Section 11.11.2.

“Participant Register” is defined in Section 11.11.2.

“Percentage” means, relative to any Lender, the percentage set forth opposite its signature to the Original Credit Agreement or as set out in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.

“Permitted Refinancing” means, in respect of any Indebtedness or commitments, any amendment, restatement, extension, renewal, refinancing or replacement that does not increase the aggregate principal amount of such Indebtedness or commitments outstanding at the time of such Permitted Refinancing other than by the amount of unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated with such amendment, restatement, supplement, refinancing or other modification.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

“Prepayment Event” is defined in Section 9.1.

“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.

“Principles” means the document titled “Cruise Debt Holiday Principles” and dated March 26, 2020 in the form of Exhibit F hereto which sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement.

“Purchase Price” means, with respect to any Vessel, the book value of such Vessel at the time initially acquired by a Principal Subsidiary.

“Purchased Vessel” is defined in the preamble.

“Reference Banks” means, if the LIBO Rate for any Interest Period cannot be determined pursuant to paragraph (a) of the definition of “LIBO Rate”, those banks designated as Reference Banks by the Administrative Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Administrative Agent pursuant to Section 3.3.6.

“Refinancing Bank” means KfW in its capacity as the provider of refinancing pursuant to Section 1.2.2 of the Terms and Conditions.

“Repayment Date” means each of the dates for payment of the repayment installments of the Loan specified in Exhibit A, as amended and/or replaced from time to time by the Administrative Agent and the Borrower.

“Required Lenders” means, at any time, Lenders that in the aggregate, hold more than 50% of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 50% of the Commitments.

“Restricted Credit Enhancement” means any Group Member Guarantee, Lien or other security or other similar or analogous credit support arrangement granted by a Group Member in respect of any Indebtedness of a Group Member.

“Restricted Loan Arrangement” means any loan or credit (including any seller’s credit granted in connection with the sale of a Vessel or other assets (and providing that any such sale complies with the provisions of Section 9.1.12(c.))) made available by a Group Member to any Person but excluding any such loan or credit that is provided:

a)	to another Group Member:

b)	to a Person in respect of which the Borrower or any Subsidiary holds Equity Interests;

c)	in circumstances where the relevant credit is a seller’s credit granted by that Group Member in the ordinary course of industry business and consistent with past practice; or

d)	in circumstances where the relevant credit is otherwise in the ordinary course of business and/or consistent with past practice (it being agreed that any loans provided by the Group to its travel agents, vendors or customers to assist the Group during the crisis and/or recovery will be considered in the ordinary course of business) and where the aggregate amount of such credit referred to in this paragraph d) does not exceed $100,000,000 (or its equivalent in any other currency) at any relevant time, provided that no Group Member shall be permitted to make or grant any new loan or other credit (or make any further advances in respect of any existing loan or other credit) of any kind to any Person at any time where an Event of Default or a Prepayment Event has occurred and is continuing. It is agreed that for the purpose of this definition “credit” shall not include any short term trade and/or operational receivables owing to a Group Member by a Person who is not a Group Member and which are created or arise in the ordinary course of business.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Equity Interests), with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

“Restricted Voluntary Prepayment” means, in respect of any Indebtedness for borrowed money of any Group Member, the relevant Group Member elects to prepay, repay or redeem that Indebtedness prior to its scheduled maturity date other than:

a)	any Indebtedness incurred (i) prior to March 1, 2020 or (ii) between March 1, 2020 and December 31, 2022 (but for this purpose excluding Indebtedness incurred pursuant to an ECA Financing) and whether pursuant to an amendment and extension of the agreements evidencing such Indebtedness and/or using proceeds raised by any Group Member in connection with any issuance of capital (whether in the form of Indebtedness for borrowed money, equity or otherwise but, in the case of any Indebtedness, subject to that Indebtedness being incurred in compliance with the carve-out provision set out in paragraph c) of the definition of Debt Incurrence) or pursuant to the exercise of the equity claw feature in the Secured Note Indenture;

b)	pursuant to a voluntary repayment under a revolving credit facility that does not result in the permanent reduction of the relevant revolving credit commitments under that revolving credit facility; and/or

c)	where such prepayment, repayment or redemption is made solely for the purpose of avoiding an event of default or acceleration under the terms of the facility agreement in respect of the relevant Indebtedness, and provided that in the case of each of paragraph a) to c) above, in no circumstances shall a Group Member apply excess cash in prepayment, repayment or redemption of any such Indebtedness under any ‘cash sweep’ mechanism or similar prepayment provision (and if excess cash is used in this manner in connection with any such prepayment, repayment or redemption the carve out above shall not apply).

“Reuters LIBOR01 Page” means the display designated as “Page 01” on the Reuters Money News Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars).

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw Hill Financial Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organized in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” means, where the administrator of the Screen Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available, or used for determining the interest rate of loans, that specific date.

“Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to six (6) months (or for such other period as shall be agreed by the Borrower and the Administrative Agent) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

“Screen Rate Replacement Event” means:

a)	if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           a Scheduled Unavailability Date has occurred; or

(iii)          syndicated loans currently being executed, or that include language similar to that contained in this definition, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate; or

(b)       in the opinion of the Administrative Agent and the Borrower, that Screen Rate is no longer appropriate for the purposes of calculating interest under this Agreement, including, but not limited to, as a result of (A) a substantial change in the economic characteristics or method of calculation of the Screen Rate, (B) any withdrawal of the administrator’s right to publish the Screen Rate or (C) any prohibition for financial institutions to use the Screen Rate.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Amendment Agreement” is defined in the preamble.

“Second Deferral Period” means the period between and, in each case, including (a) the Second Deferred Tranche Effective Date, and (b) March 31, 2022.

“Second Deferred Tranche” means the aggregate of the advances deemed to be made by the Lenders under this Agreement from time to time during the Second Deferral Period (and corresponding to each repayment installment of the Loan (including the First Deferred Tranche) falling due during such period) and in an aggregate amount not exceeding the Second Deferred Tranche Maximum Loan Amount or, as the case may be, the aggregate outstanding amount of such advances from time to time.

“Second Deferred Tranche Effective Date” has the meaning given to the term “Amendment Effective Date” in the Fifth Amendment Agreement.

“Second Priority Assets” means the Vessels known on the date the Fourth Amendment Agreement becomes effective as or that sailed under the name (i) Azamara Quest, (ii) Azamara Pursuit, (iii) Azamara Journey, (iv) Celebrity Edge, (v) Celebrity Apex, (vi) Celebrity Flora, (vii) Celebrity Xpedition, (viii) Celebrity Xperience, (ix) Celebrity Xploration, (x) Monarch, (xi) Horizon and (xii) Sovereign (it being understood that such Vessels shall remain “Second Priority Assets” regardless of any change in name or ownership after such date).

“Second Priority Guarantee” means the second priority guarantee granted by the Second Priority Guarantors on or prior to the Amendment Effective Date (as defined in the Fourth Amendment Agreement) (and any other second priority guarantee granted by a Second Priority Holdco Subsidiary in connection with becoming a Second Priority Guarantor) in favour of the Administrative Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit I.

“Second Priority Guarantors” means RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd and RCL Investments Ltd (and any of their respective successors) and any other Second Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Second Priority Holdco Subsidiary pursuant to a Disposal of a Second Priority Asset in accordance with Section 7.2.5(b)(iii)(A), will grant a Second Priority Guarantee.

“Second Priority Holdco Subsidiaries” means (a) RCL Cruises Ltd. or any other Subsidiaries of the Borrower that directly own all of the Equity Interests in (i) RCL TUI Cruises German Verwaltungs GmbH and (ii) RCL TUI Cruises German Holding GmbH & Co. KG and (b) one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Second Priority Asset. For the avoidance of doubt, Second Priority Holdco Subsidiaries shall not include any Principal Subsidiary.

“Second Priority Release Event” means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Fourth Amendment Agreement (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Fourth Amendment Agreement (being $3,320,000,000):

a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Second Priority Guarantors in respect of the Bank Indebtedness.

Notwithstanding the foregoing, a Second Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Second Priority Release Event would have occurred but for the continuance of the payment default described above, then a Second Priority Release Event will occur immediately upon that payment default being remedied.

“Second Restated Credit Agreement” is defined in the preamble.

“Second Restatement Effective Date” means the date on which all of the conditions to the effectiveness of the amendment and restatement of the First Restated Credit Agreement in the form of this Agreement, which are set forth in Section 2 of the Amendment Agreement, are satisfied, which date is January __, 2016.

“Secured Note Indebtedness” means the Borrower’s Indebtedness under the Secured Note Indenture.

“Secured Note Indenture” means that certain Indenture, dated as of May 19, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time), in respect of the $1,000,000,000 10.875% senior secured notes due 2023 and $2,320,000,000 11.50% senior secured notes due 2025, by and among the Borrower, as issuer, the guarantors party thereto from time to time, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee and as security agent.

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency).

“Senior Guarantee” means any guarantee by a New Guarantor of Indebtedness incurred by the Borrower or any of its Subsidiaries after the effectiveness of the Fourth Amendment Agreement; provided that the aggregate principal amount of Indebtedness guaranteed under any Senior Guarantee shall in no case exceed 10.0% of the Purchase Price of the relevant Vessel owned by the Principal Subsidiary of such New Guarantor that acquired such Vessel.

“Senior Parties” means each agent, trustee or other representative in respect of Unsecured Note Indebtedness or DDTL Indebtedness.

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the First Restatement Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subordination Agreement” means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee executed by the Administrative Agent and any of the Senior Parties or Other Senior Parties.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Taxes” is defined in Section 4.6.

“Terms and Conditions” means the general terms and conditions for CIRR Interest Make-Up for Ship Financing issued by the Federal Republic of Germany on July 2, 2008.

“Third Amendment Agreement” means the amendment agreement dated April 22, 2020 and made between the parties hereto pursuant to which this Agreement was amended.

“Third Priority Assets” means the Vessels known on the date the Fourth Amendment Agreement becomes effective as (i) Symphony of the Seas, (ii) Oasis of the Seas, (iii) Harmony of the Seas, (iv) Spectrum of the Seas, (v) Quantum of the Seas, (vi) Ovation of the Seas and (vii) Anthem of the Seas (it being understood that such Vessels shall remain “Third Priority Assets” regardless of any change in name or ownership after the such date).

“Third Priority Guarantee” means the third priority guarantee granted by RCI Holdings LLC on or prior to the Amendment Effective Date (as defined in the Fourth Amendment Agreement) (and any other third priority guarantee granted by a Third Priority Holdco Subsidiary in connection with becoming a Third Priority Guarantor) in favour of the Administrative Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit J.

“Third Priority Guarantor” means RCI Holdings LLC (and any of its successors) and any other Third Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Third Priority Holdco Subsidiary pursuant to a Disposal of a Third Priority Asset in accordance with Section 7.2.5(c)(iii)(A), will grant a Third Priority Guarantee.

“Third Priority Holdco Subsidiaries” means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Third Priority Asset.

“Third Priority Release Event” means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Fourth Amendment Agreement (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Unsecured Note Indebtedness and the DDTL Indebtedness outstanding as of the effectiveness of the Fourth Amendment Agreement (being, in aggregate, $1,700,000,000):

a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Third Priority Guarantor in respect of the Unsecured Note Indebtedness, the DDTL Indebtedness and the Bank Indebtedness.

Notwithstanding the foregoing, a Third Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Third Priority Release Event would have occurred but for the continuance of the payment default described above, then a Third Priority Release Event will occur immediately upon that payment default being remedied.

“Third Restated Credit Agreement” is defined in the preamble.

“Third Restatement Effective Date” means the date on which all of the conditions to the effectiveness of the amendment and restatement of the Third Restated Credit Agreement in the form of this Agreement, which are set forth in Section 3 of the Second Amendment Agreement, are satisfied.

“US Dollar Equivalent” means any EUR amount converted to a corresponding US dollar amount as determined four (4) Business Days prior to delivery of the Purchased Vessel using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amount of EUR with USD for the payment of the final installment of the Contract Price. Such rate of exchange to be evidenced by counterparty confirmations.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unsecured Note Indebtedness” means the Borrower’s Indebtedness under the Unsecured Note Indenture.

“Unsecured Note Indenture” means that certain Indenture, dated as of June 9, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time) in respect of the $1,000,000,000 9.125% senior notes due 2023, by and among the Borrower, as issuer, the guarantor party thereto, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.

“Vessel” means a passenger cruise vessel owned by a Group Member.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Application of this Agreement to KfW IPEX as an Option A Lender. The parties to this Agreement are aware that KfW IPEX will not enter into an Option A Refinancing Agreement with the CIRR Agent. However, for the purposes of this Agreement, KfW IPEX will be deemed to have entered into an Option A Refinancing Agreement with the CIRR Agent in the form of Exhibit F. Consequently, any reference to an Option A Lender shall include KfW IPEX and any reference to an Option A Refinancing Agreement shall include the Option A Refinancing Agreement deemed to have been entered into by KfW IPEX.

SECTION 1.5. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP, upon any such election and notice to the Administrative Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the Original Effective Date, there is a change in the manner of determining any of the items referred to herein or thereunder that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Administrative Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on the Third Restatement Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for the purposes of this Agreement regardless of any change in GAAP following the Third Restatement Effective Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital leases.

SECTION 1.6. Contractual Recognition of Bail-In

Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties to this Agreement, each such party acknowledges and accepts that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)           any Bail-In Action in relation to any such liability, including (without limitation):

(i)            a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)           a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)          a cancellation of any such liability; and

(b)           a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this Section 1.6:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)           in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)           in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)           in relation to the United Kingdom, the UK Bail-In Legislation.

“EEA Member Country” means any Member State of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)           in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)           in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)            any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)           any similar or analogous powers under that Bail-In Legislation; and

(c)           in relation to the UK Bail-In Legislation, any powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the UK Bail-In Legislation that are related to or ancillary to any of those powers.

ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES

SECTION 2.1. Commitment. On the terms and subject to the conditions of the Original Credit Agreement (including Article V thereof), each Lender severally made its portion of the Loan pursuant to its Commitment described in Section 2.2 of the Original Credit Agreement.

SECTION 2.2. Commitments of the Lenders; Termination and Reduction of Commitments.

a)	On the terms and subject to the conditions of the Third Amendment Agreement and the Fifth Amendment Agreement, each Lender severally agrees to make its portion of the Deferred Tranches pursuant to its Commitment described in Section 2.2(b) of this Agreement. No Lender’s obligation to make a Deferred Tranche shall be affected by any other Lender’s failure to make that Deferred Tranche.

b)	Each Lender will make its portion of the relevant part of the relevant Deferred Tranche available to the Borrower on the relevant Repayment Date falling during the relevant Advanced Loan Deferral Period. The commitment of each Lender described in this Section 2.2(b) (herein referred to as its “Commitment”) shall be the commitment of such Lender to make available to the Borrower its portion of the relevant Deferred Tranche. The Commitment referred to above is hereunder expressed as that Lender’s Percentage of the amount of the relevant Deferred Tranche as at the Second Deferred Tranche Effective Date being the initial percentage set forth opposite such Lender’s name in Schedule 1 to the Third Amendment Agreement (in the case of the First Deferred Tranche) and in Schedule 1 of the Fifth Amendment Agreement (in the case of the Second Deferred Tranche). If any Lender becomes a Lender pursuant to an assignment pursuant to Section 11.11.1, its Commitment shall be the aggregate of (i) the amount set forth as such Lender’s Commitment in the related Lender Assignment Agreement and (ii) its Percentage of the amount of each Deferred Tranche as at the Second Deferred Tranche Effective Date calculated by reference to the Percentage set forth as such Lender’s Commitment in the related Lender Assignment Agreement. In each case such amount may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11.1.

Notwithstanding the foregoing, each Lender’s Commitment shall terminate in the case of the First Deferred Tranche, on the last Repayment Date falling during the First Deferral Period and in the case of the Second Deferred Tranche, on the last Repayment Date falling during the Second Deferral Period.

c)	If any Lender shall default in its obligations under Section 2.2(a), the Administrative Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.

SECTION 2.3. Borrowing Procedure. Any drawings under the Deferred Tranches shall be automatically advanced in the manner contemplated by Recital (E).

SECTION 2.4. Funding. Each Lender may, if it so elects, fulfill its obligation to continue its Loan hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to maintain such Loan.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments. a) Subject to Section 3.1 b), the Borrower shall repay the Loan in the installments and on the dates set out in Exhibit A, it being acknowledged and agreed that the repayment installments of the Loan falling during the Second Deferral Period (and for this purpose including the repayment installments of the First Deferred Tranche falling due during this period) shall be deemed to be repaid pursuant to a deemed advance of the Second Deferred Tranche to be made on each relevant Repayment Date falling during such Second Deferral Period and being, in each case, in an amount equal to the principal amount of the Loan (including the relevant part of the First Deferred Tranche) falling due for payment on those Repayment Dates.

b)	[RESERVED]

c)	Without prejudice to the availability of the Deferred Tranches, no such amounts repaid by the Borrower pursuant to this Section 3.1 may be reborrowed under the terms of this Agreement.

SECTION 3.2. Prepayment. The Borrower:

a)	May, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

i)	all such voluntary prepayments shall require at least five Business Days’ (or, if such prepayment is to be made on the last day of an Interest Period for such Loan, four Business Days’) prior written notice to the Administrative Agent; and

ii)	all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or the remaining amount of the Loan) and shall be applied pro rata in satisfaction of the repayment installments of the Loan set out in Exhibit A.

b)	Shall, immediately upon any acceleration of the repayment of the installments of the Loan pursuant to Section 8.2 or 8.3 or the mandatory prepayment of the Loan pursuant to Section 9.2, repay the Loan.

c)	Each prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No Amounts prepaid by the Borrower may be reborrowed under the terms of this Agreement.

SECTION 3.3. Interest Provisions. Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.

SECTION 3.3.1. Rates. The Loan (other than the Deferred Tranches) shall accrue interest from the Original Closing Date to the date of repayment or prepayment of the Loan (other than the Deferred Tranches) in full to the Lenders at the Fixed Rate, subject to (i) any election made by the Borrower to elect the Floating Rate pursuant to Section 3.3.2 or (ii) any conversion of any portion of the Loan (other than the Deferred Tranches) held by a Lender to a Floating Rate Loan upon the termination of the Interest Make-Up Agreement to which such Lender is a party in accordance with Section 3.3.3. The Loan (other than a Deferred Tranche) shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to the Loan (other than the Deferred Tranches). A Deferred Tranche shall accrue interest from the first Repayment Date to fall during the relevant Advanced Loan Deferral Period applicable to that Deferred Tranche (or, in the case of a further advance in respect of a Deferred Tranche after the first advance and in respect of that further advance, from the relevant Repayment Date in respect of the Loan to which that further advance of that Deferred Tranche relates) to the date of repayment or prepayment of that Deferred Tranche in full to the Lenders at the Floating Rate. Interest calculated at the Fixed Rate or the Floating Rate shall be payable semi-annually in arrears on the Repayment Dates set out in Exhibit A. The first advance and the second advance in respect of a Deferred Tranche shall be consolidated at and run concurrently from the time of the making of the second advance in respect of that Deferred Tranche and interest on the advances in respect of that Deferred Tranche shall be payable on each Repayment Date (it being acknowledged and agreed that repayment installments for the First Deferred Tranche which are deemed to be repaid by advances under the Second Deferred Tranche in accordance with Section 3.1a)) shall become subject to the Floating Rate for the Second Deferred Tranche as at the time of such deemed repayment). All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

SECTION 3.3.2. Election of Floating Rate.

a)	[RESERVED]

b)	[RESERVED]

c)	By written notice to the Administrative Agent no later than 2:00 p.m. Frankfurt time 30 days prior to the end of an Interest Period, the Borrower may elect to pay interest on all of the Loan for the remainder of the term of the Loan at the Floating Rate, with effect from the end of that Interest Period.

d)	Any election made under Section 3.3.2.c) may only be made one time during the term of the Loan.

SECTION 3.3.3. Conversion to Floating Rate. If, during any Interest Period, the Interest Make-Up Agreement in effect with any Lender is terminated for any reason (other than as a result of the negligence or willful misconduct of such Lender), then the portion of the Loan held by such Lender which is not already a Floating Rate Loan shall convert to a Floating Rate Loan on the last day of such Interest Period, and the Borrower shall pay interest on such portion of the Loan at the Floating Rate on such portion for the remainder of the term of the Loan. The Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to pay any other indemnity or compensation obligation in connection with any such conversion.

SECTION 3.3.4. Post-Maturity Rates. After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of (i) principal of and interest on the Loan payable to each Option A Lender and (ii) interest on the Loan payable to each Option B Lender, the sum of the Floating Rate plus 3% per annum and (b) in the case of any other monetary Obligation, the sum of the Floating Rate plus 2% per annum.

SECTION 3.3.5. Payment Dates. Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

a)	each Repayment Date;

b)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid); and

c)	on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

SECTION 3.3.6. Interest Rate Determination; Replacement Reference Banks. The Administrative Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no offered quotation appears on Reuters LIBOR01 Page and the LIBO Rate is to be determined by reference to quotations supplied by the Reference Banks. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Administrative Agent for any such interest rate, the Administrative Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Banks. If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Administrative Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank or, as the case may be, additional Reference Bank, reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder or, as the case may be, such new Reference Bank shall be an additional Reference Bank. The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Banks.

Interest accrued on the Loan or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.4. [RESERVED]

SECTION 3.4.1. RESERVED

SECTION 3.5. [RESERVED]

SECTION 3.5.1. [RESERVED]

SECTION 3.6. [RESERVED]

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful. If after the Original Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to continue or maintain the Loan bearing interest at a rate based on the LIBO Rate, the obligation of such Lender to continue or maintain its Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to continue and maintain its Loan hereunder shall be automatically converted into an obligation to continue and maintain the Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the applicable Floating Rate Margin.

SECTION 4.2. Deposits Unavailable. If, on or after the date the Borrower elects the Floating Rate pursuant to Section 3.3.2 or if any Lender shall have entered into an Option B Interest Make-Up Agreement (an “Option B Lender”) or at any time in which a Deferred Tranche is outstanding, the Administrative Agent shall have determined that:

a)	Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market; or

b)	by reason of circumstances affecting the Reference Banks’ relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period; or

c)	the cost to the Refinancing Bank, in the event the Borrower has elected the Floating Rate pursuant to Section 3.3.2, or the cost to Option B Lenders that in the aggregate hold more than 50% of the aggregate unpaid principal amount of the Loan then held by Option B Lenders, if any Lender shall have entered into an Option B Interest Make-Up Agreement, in each case of obtaining matching deposits in the relevant interbank market for the relevant Interest Period would be in excess of the LIBO Rate, then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders and the Administrative Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Administrative Agent shall (after consultation with the Lenders) set an interest rate and an interest period (or interest periods), in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which rate (or rates) shall be equal to the sum of the applicable Floating Rate Margin and the lesser of (x) the cost to the Refinancing Bank of funding the portion of the Loan financed by the Refinancing Bank and (y) the weighted average of the corresponding interest rates at or about 11:00 a.m. (London time) two Business Days before the commencement of the relevant Interest Period on Reuters’ pages KLIEMMM, GARBIC01 and FINA01 (or such other pages as may replace Reuters’ pages KLIEMMM, GARBIC01 or FINA01 on Reuters’ service). The Administrative Agent shall furnish a certificate to the Borrower as soon as reasonably practicable after the Administrative Agent has given such Determination Notice setting forth such rate. In the event that the circumstances described in this Section 4.2 shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc. If after the Original Effective Date a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

a.	subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 4.6, withholding taxes); or

b.	change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

c.	impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5 and reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

d.	impose on any Lender any other condition affecting its portion of the Loan or any part thereof,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of maintaining the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Administrative Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.4. Funding Losses. (a) In the event any Lender shall incur any loss or expense (for the avoidance of doubt excluding loss of profit in the event the Borrower has elected the Floating Rate pursuant to Section 3.3.2) by reason of the liquidation or reemployment (at not less than the market rate) of deposits or other funds acquired by such Lender to continue or maintain any portion of the principal amount of the Loan as a result of:

i)	if at the time interest is calculated at the Floating Rate, any conversion or repayment or prepayment or acceleration of the principal amount of the Loan (or relevant part thereof) on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment;

ii)	if at the time interest is calculated at the Fixed Rate, any repayment or prepayment or acceleration of the principal amount of the Loan, other than any repayment made on the date scheduled for such repayment;

iii)	an election by the Borrower of the Floating Rate in accordance with Section 3.3.2.c);

iv)	[RESERVED]; or

v)	[RESERVED]

(a “Funding Losses Event”) then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five (5) Business Days of its receipt thereof:

a.     if at that time interest on the Loan (or any part thereof) is calculated at the Floating Rate, pay directly to the Administrative Agent an amount (the “Floating Rate Indemnity Amount”) equal to the amount by which:

(i)          interest calculated at the Floating Rate which a Lender would have received on its share of the relevant amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the relevant amount of the Loan to the last day of the applicable Interest Period, exceeds:

(ii)         the amount which a Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

b.    if at that time interest is calculated at the Fixed Rate, pay to the Administrative Agent for the account of such Lender the sum of (A) an amount equal to the amount by which:

(i)          interest calculated at the Fixed Rate which a Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share of the Loan to the final scheduled date for the repayment of the Loan in full pursuant to Section 3.1, exceeds:

(ii)         the amount by which a Lender would be able to obtain by placing an equal amount to the amount received by it on deposit and receiving interest equal to the money market rate then applicable to US dollars on the Reuters page “ICAP1” (the “Reinvestment Rate”), such amount to be discounted to present value at the Reinvestment Rate; and

(B)       if such Lender has entered into an Option B Interest Make-up Agreement, an amount equal to the Floating Rate Indemnity Amount.

Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

SECTION 4.5. Increased Capital Costs. If after the Original Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.6. Taxes. All payments by any Obligor of principal of, and interest on, the Loan and all other amounts payable under any Loan Document, including for the avoidance of doubt under any fee letter, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the applicable Obligor’s activities in such other jurisdiction, and any taxes imposed under FATCA (such non-excluded items being called “Covered Taxes”). In the event that any withholding or deduction from any payment to be made by an Obligor under any Loan Document is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

a.	pay directly to the relevant authority the full amount required to be so withheld or deducted;

b.	promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

c.	pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received or paid by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.

Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes). For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender (and each Participant) agrees with the Borrower and the Administrative Agent that it will (i) in the case of a Lender or a Participant organized under the laws of a jurisdiction other than the United States (a) provide to the Administrative Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or alternatively, an Internal Revenue Service Form W-8BEN claiming the benefits of a tax treaty, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), in each case attached to an Internal Revenue Service Form W-8IMY, if appropriate, (b) notify the Administrative Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, that payments to such Lender (or Participant) hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes or any payments made to or for benefit of such Lender or such Participant, provided that the Lender or Participant is legally able to deliver such forms, certificates or other documents. For any period with respect to which a Lender (or assignee Lender or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee Lender or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Covered Taxes imposed by reason of such failure.

SECTION 4.7. Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 4.3, the Borrower shall, in respect of any Floating Rate Loan, pay to the Administrative Agent for the account of each Lender on the last day of each Interest Period, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for the relevant amount of the Floating Rate Loan for each day during such Interest Period:

(i)              the principal amount of the Floating Rate Loan outstanding on such day; and

(ii)             the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on the Floating Rate Loan for such Interest Period as provided in this Agreement (less, if applicable, the applicable Floating Rate Margin) and the denominator of which is one minus any increase after the Original Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(iii)            1/360.

Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.8. Payments, Computations, etc. a) Unless otherwise expressly provided, all payments by an Obligor pursuant to this Agreement or any other Loan Document shall be made by such Obligor to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

b) (i) Each Option A Lender hereby instructs the Administrative Agent to remit all payments of interest made with respect to any portion of the Loan held by such Option A Lender to the Refinancing Bank less the Fixed Rate Margin if interest on the Loan made by that Lender is then calculated at the Fixed Rate and less the applicable Floating Rate Margin if interest on that Loan (or any part thereof) is then calculated at the Floating Rate.

(ii) Each Option B Lender hereby instructs the Administrative Agent, with respect to any portion of the Loan held by such Option B Lender, to pay to the CIRR Agent interest thereon at the Fixed Rate, if interest on such portion of the Loan is then calculated at the Fixed Rate, and to pay directly to such Lender interest thereon at the Floating Rate, if interest on such portion of the Loan is then calculated at the Floating Rate.

c) The Administrative Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender without any setoff, deduction or counterclaim. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9. Replacement Lenders, etc. If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.3, 4.4, 4.5, 4.6 or 4.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) prepay the affected portion of such Lender’s Loans in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not prepay any such Lender pursuant to this clause (a) without replacing such Lender pursuant to the following clause (b) until a 30-day period shall have elapsed during which the Borrower and the Administrative Agent shall have attempted in good faith to replace such Lender), and/or (b) replace such Lender with another financial institution reasonably acceptable to the Administrative Agent, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignee Lenders in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.4, 4.5, 4.6 and 4.7 to or for account of such Lender.

SECTION 4.10. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of the Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6 and 4.7) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.11. Setoff. Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the applicable Obligor and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.12. Use of Proceeds. The Original Borrower applied the proceeds of the Loan (other than the Deferred Tranches) in accordance with Recital (E); without limiting the foregoing, no proceeds of the Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U. The Deferred Tranches shall be used for the purpose set out in Recital (E).

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.1. Advance of the Loan. The obligation of the Lenders to fund the Loan made on the Original Closing Date was subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in Section 5.1 of the Original Credit Agreement.

SECTION 5.2. [Intentionally omitted].

SECTION 5.3. CIRR Requirements.

The Borrower acknowledges that:

(i)           the government of the Federal Republic of Germany, the Federal Audit Court or any authorized representatives specified by these bodies shall be authorized at any time to inspect and make or demand copies of the records, accounts, documents and other deeds of the Lenders;

(ii)          in the course of its activity as the Administrative Agent, the Administrative Agent may:

(a)       provide the government of the Federal Republic of Germany with information concerning the transactions to be handled by it; and

(b)       disclose information concerning the subsidized transaction in the context of internationally agreed consultation/notification proceedings and statutory specifications,

including information received from the Lenders; and

(iii)        the Administrative Agent and (to the extent the Lenders have entered into an Option A Refinancing Agreement with the Refinancing Bank) the Lenders are entitled to disclose to the Refinancing Bank:

(a)       circumstances pertaining to the Loan, proper repayment and collateralization;

(b)       extraordinary events which may jeopardize the proper servicing of the Loan;

(c)       any information required by the Refinancing Bank with respect to the proper use of any refinancing funds granted to the respective Lender; and

(d)       the Loan Documents;

provided that the Refinancing Bank agrees to keep such information confidential to the same extent required of Lenders pursuant to Section 11.15.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Third Amendment Agreement and the Fifth Amendment Agreement and to make the Deferred Tranches hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender as set forth in this Article VI as of the First Deferred Tranche Effective Date, the Second Deferred Tranche Effective Date, the date of each deemed advance of any portion of a Deferred Tranche and on the Guarantee Release Date (except as otherwise stated).

SECTION 6.1. Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform the Obligations.

SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

a.	contravene the Borrower’s Organic Documents;

b.	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

c.	contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

d.	contravene any contractual restriction binding on the Borrower or any of its property, except as would not reasonably be expected to result in a Material Adverse Effect; or

e.	result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party (except for authorizations or approvals not required to be obtained on or prior to the Second Restatement Effective Date or that have been obtained or actions not required to be taken on or prior to the Second Restatement Effective Date or that have been taken). The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Second Restatement Effective Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Laws.

a.	The Borrower is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.

b.	The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

c.	The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5. Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 6.6. No Default, Event of Default or Prepayment Event. No Default, Event of Default or Prepayment Event has occurred and is continuing.

SECTION 6.7. Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.8. The Purchased Vessel. The Purchased Vessel is:

a.	legally and beneficially owned by the Borrower or one of the Borrower’s wholly owned Subsidiaries,

b.	registered in the name of the Borrower or one of the Borrower’s wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

c.	classed as required by Section 7.1.4(b),

d.	free of all recorded Liens, other than Liens permitted by Section 7.2.3,

e.	insured against loss or damage in compliance with Section 7.1.5, and

f.	chartered exclusively to or operated exclusively by the Borrower or one of the Borrower’s wholly owned Subsidiaries, except as otherwise permitted pursuant to Section 7.1.4.

SECTION 6.9. Obligations rank pari passu. The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.

SECTION 6.10. No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Original Closing Date that have been made).

SECTION 6.11. No Immunity. The Borrower is subject to civil and commercial law with respect to the Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.12. Investment Company Act. The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.13. Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14. Accuracy of Information. All financial projections, if any, that have been or shall be furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

ARTICLE VII
COVENANTS

SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1. Financial Information, Reports, Notices, Poseidon Principles etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

a.	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

b.	as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

c.	together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

d.	as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

e.	as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

f.	[RESERVED];

g.	promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

h.	such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request;

i.	on or before the later of (i) 31 July and (ii) 30 days after its own receipt of a Statement of Compliance in each calendar year, supply, or procure the supply, to the Administrative Agent (for distribution to Hermes and the Lenders) (in each case at the cost of the Borrower) of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI (as collated and reported to the Purchased Vessel’s flag state using the verification report submitted to that flag state) and any Statement of Compliance, in each case relating to the Purchased Vessel for the preceding calendar year, provided always that such information shall be confidential information for the purposes of Section 11.15 and, accordingly, no Lender shall publicly disclose such information with the identity of the Purchased Vessel or the Borrower (or, if applicable, the Borrower’s wholly owned Subsidiary that then owns the Purchased Vessel) without the prior written consent of the Borrower (it being expressly agreed however that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment);

j.	whilst any Deferred Tranche is outstanding, as soon as available and in any event within respectively five (5) Business Days, ten (10) and forty (40) (or such other period as Hermes or the Lenders may require from time to time) after the end of each monthly, bi-monthly and quarterly period (save that the period in respect of the final quarter of each Fiscal Year shall be sixty (60) days) from the Second Deferred Tranche Effective Date, the information required by the Debt Deferral Extension Regular Monitoring Requirements (as such information requirements may be amended on the basis set out in the Debt Deferral Extension Regular Monitoring Requirements) (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

k.	whilst any Deferred Tranche is outstanding, upon the request of the Hermes Agent (acting on the instructions of Hermes), the Borrower and the Lenders shall provide information in form and substance satisfactory to Hermes regarding arrangements in respect of Indebtedness for borrowed money of the Group then existing or any such Indebtedness to be incurred by or made available to (as the case may be) the Group pursuant to binding commitments (such information to be provided to Hermes in accordance with terms of the Hermes Agent’s request);

l.	during the period from the Second Deferred Tranche Effective Date until the Covenant Modification Date, within five Business Days after the end of each month falling during such period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the immediately preceding month, compliance with the covenant set forth in Section 7.2.4(C); provided that if, during such period, the Borrower is not in compliance with the covenant set forth in Section 7.2.4(C) as of the last day of such month, the Borrower shall show compliance with such covenant as of the date such certificate is delivered;

m.	within 15 Business Days of the end of each month throughout the Early Warning Monitoring Period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant month (i) the ratio of Adjusted Cash Balance as of the last day of the most recently completed month to the Monthly Outflow for the month most recently ended (and showing whether the Adjusted Cash Balance covers the Monthly outflow for at least the subsequent five-month period) and (ii) the Borrower’s Adjusted EBITDA after Interest for the two consecutive Last Reported Quarters (in each case in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

n.	if the Borrower intends to make a Restricted Voluntary Prepayment, not less than ten Business Days prior to the anticipated making of a Restricted Voluntary Prepayment, the Borrower shall provide written notice to the Administrative Agent of that Restricted Voluntary Prepayment (which notice shall set out in reasonable detail the terms of that Restricted Voluntary Prepayment); and

o.	as soon as the Borrower becomes aware thereof, notice (with a copy of the Hermes Agent and Hermes) of any matter that has, or may, result in a breach of Section 7.1.10; and

p.	on one occasion during each calendar year from the start of the Financial Covenant Waiver Period until the Deferred Tranches have been repaid in full the environmental plan of the Borrower (and including the Group’s carbon emissions for the past two years (calculated according to methodologies defined by the IMO or any other public methodology specified by the Borrower)) as required to be published pursuant to the letter of the Borrower issued pursuant to the Fifth Amendment Agreement, provided that information required to be furnished to the Administrative Agent under subsections (a.), (b.), (g.) and (p.) of this Section 7.1.1 shall be deemed furnished to the Administrative Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the SEC’s website at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents. The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) each Obligor to perform its obligations under the Loan Documents to which it is a party and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect.

SECTION 7.1.3. Compliance with Laws, etc.The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

a.	in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

b.	in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

c.	the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

d.	compliance with all applicable Environmental Laws;

e.	compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and

f.	the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.1.4. The Purchased Vessel.

The Borrower will:

a.	cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly-owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower’s wholly-owned Subsidiaries and (ii) for a time charter not to exceed one year in duration;

b.	cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing.

c.	[RESERVED]

d.	[RESERVED]

SECTION 7.1.5. Insurance. The Borrower will, or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained or caused to be maintained by the Borrower and the Subsidiaries and certifying as to compliance with this Section.

SECTION 7.1.6. Books and Records. The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 7.1.7. Hermes Insurance Policy. The Borrower shall, on the reasonable request of the Hermes Agent or the Administrative Agent, provide such other information as required under the Hermes Insurance Policy and/or the Terms and Conditions as necessary to enable the Hermes Agent or the Administrative Agent to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Terms and Conditions (as the case may be). The Borrower must pay to the Hermes Agent or the Administrative Agent the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent or the Administrative Agent in connection with complying with a request by Hermes or the government of the Federal Republic of Germany (as the case may be) for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Terms and Conditions (as the case may be); provided that the Borrower is consulted before the Hermes Agent or the CIRR Agent incurs any such cost or expense.

SECTION 7.1.8. Further assurances in respect of the Framework. While any Deferred Tranche is outstanding, the Borrower will from time to time at the request of the Administrative Agent promptly enter into good faith negotiations in respect of (a) amending this Agreement to remove the carve-out of Section 7.2.4 from the provisions of Section 9.1.5 and/or (b) amending the financial covenants set forth in this Agreement, resetting the testing of such financial covenants and/or supplementing those financial covenants with additional financial covenants. A failure to reach an agreement under this paragraph following such good faith negotiations shall not constitute an Event of Default or a Prepayment Event.

SECTION 7.1.9. Equal treatment with Pari Passu Creditors. The Borrower undertakes with the Administrative Agent that it shall ensure (and shall procure that each other Group Member shall ensure) that the Lenders are treated equally in all respects with all other Pari Passu Creditors, and accordingly:

a.	the Borrower shall enter into similar debt deferral, covenant amendment and replacement and mandatory prepayment arrangements to those contemplated by the Fifth Amendment Agreement in respect of each ECA Financing (and for this purpose excluding any ECA Financings where the lenders under that ECA Financing do not provide their consent to such arrangements in circumstances where the arrangements contemplated in respect of that ECA Financing are on substantially the same basis as set out in this Agreement (as amended by the Fifth Amendment Agreement) but including any financing which will, upon novation of the relevant facility agreement to the Borrower, become an ECA Financing) as soon as reasonably practicable after the Second Deferred Tranche Effective Date (with such amendments being on terms which shall not prejudice the rights of Hermes under this Agreement;

b.	the Borrower shall promptly upon written request, supply the Administrative Agent and the Hermes Agent with information (in a form and substance satisfactory to the Administrative Agent and Hermes Agent) regarding the status of the amendments to be entered into in accordance with paragraph (a.) above;

c.	to enable the Borrower to comply with the requirements under paragraph (d.) below, prior to any Group Member entering into any Restricted Credit Enhancement with a Pari Passu Creditor (other than a Restricted Credit Enhancement granted in accordance with Section 7.2.9(a)(ii)), the Borrower shall promptly notify the Administrative Agent (and such notification shall include details of the new Lien or Group Member Guarantee and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent); and

d.	at the same time as any relevant Restricted Credit Enhancement is provided to the relevant Pari Passu Creditor, the Borrower (other than a Restricted Credit Enhancement granted in accordance with Section 7.2.9(a)(ii)), any relevant Group Member and the Lenders shall enter into such documentation as may be necessary in the reasonable opinion of the Administrative Agent to ensure that the Lenders benefit from that Restricted Credit Enhancement on the same terms as the relevant Pari Passu Creditor(s) and, where that Restricted Credit Enhancement is a Lien or a Group Member Guarantee, to share in that Lien or Group Member Guarantee on a pari passu basis (and the Lenders agree to enter into such intercreditor documentation to reflect such pari passu ranking (in a form and substance satisfactory to the Lenders (acting reasonably)) as may be required in connection with such arrangements).

SECTION 7.1.10. Performance of shipbuilding contract obligations. The Borrower shall (and shall procure that each of its Subsidiaries shall) comply with its contractual commitments under and in respect of (i) each shipbuilding contract in existence as at the First Deferred Tranche Effective Date (or which comes into existence at any time during which an amount of any Deferred Tranche remains outstanding) entered into with the Builder and (ii) any option agreements or similar binding contractual commitments (whether in respect of a firm order of a vessel or otherwise) in existence at the First Deferred Tranche Effective Date (or which comes into existence at any time during which an amount of any Deferred Tranche remains outstanding) entered into by the Borrower (or any of its Subsidiaries) and the Builder in connection with the potential entry into of a shipbuilding contract at a future point in time (it being agreed that such obligation shall not require the Borrower or the relevant Subsidiary (as applicable) to exercise any option or other contractual right thereunder), save that this Section 7.1.10 shall be subject to any amendment to any such shipbuilding contract, option agreement, contract or other related document if such amendment has, in consultation with the Hermes Agent (acting on the instructions of Hermes), been agreed between the Borrower or, as the case may be, relevant Subsidiary and the Builder.

SECTION 7.2. Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, ancillary or complementary thereto or that are reasonable extensions thereof.

SECTION 7.2.2. Indebtedness. Until the occurrence of the Guarantee Release Date (whereupon Section 7.2.2 of Exhibit O shall apply in accordance with Section 7.3), the Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)	Indebtedness, secured by Liens of the type described in Section 7.2.3;

(b)	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;

(c)	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the First Restatement Effective Date;

(d)	Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(e)	[RESERVED];

(f)	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; and

(g)	Indebtedness of Silversea Cruise Holding Ltd. and its Subsidiaries (“Silversea”) identified in Section 1 of Exhibit P hereto.

SECTION 7.2.3. Liens. Until the occurrence of the Guarantee Release Date (whereupon Section 7.2.2 of Exhibit O shall apply in accordance with Section 7.3), the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)	[RESERVED];

(b)	Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the First Restatement Effective Date) acquired after the First Restatement Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(c)	in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) (i) 10.0% of the total assets of the Borrower and its Subsidiaries (the “Lien Basket Amount”) taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; provided, however that, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Lien Basket Amount shall be the greater of (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000;

(d)	Liens on assets acquired after the First Restatement Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(e)	Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the First Restatement Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)	Liens securing Government-related Obligations;

(g)	Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)	Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

(i)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)	Liens for current crew’s wages and salvage;

(k)	Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(l)	Liens on Vessels that:

(i)	secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)	were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)	were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

(m)	normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights in favour of banks or other depository institutions;

(n)	Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

(o)	Liens on cash or Cash Equivalents or marketable securities securing:

(i)	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or

(ii)	letters of credit that support such obligations;

(p)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(q)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(r)	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

(s)	Liens on any property of Silversea identified in Section 2 of Exhibit P,

provided, however, that from the Second Deferred Tranche Effective Date until the Guarantee Release Date, no Group Member shall be entitled to grant any Lien of the type referred to in paragraphs (a.) to (d.) over any ECA Financed Vessel.

SECTION 7.2.4. Financial Condition. The Borrower will not permit:

(a)	Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

In addition, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Borrower will not permit Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

SECTION 7.2.4(A). Most favoured lender with respect to Financial Covenants. If any Group Member agrees, in respect of any of its Indebtedness for borrowed money, to any new, modified or substitute financial covenants of the type or similar to the financial covenants set out in Section 7.2.4 above then (a) the Borrower shall notify the Administrative Agent in writing within 5 Business Days of such new, modified or substitute financial covenants being agreed with the relevant creditor(s) and (b) if required by the Lenders, the Borrower and the Lenders shall, as soon as practicable thereafter, enter into an amendment to this Agreement to incorporate the new, modified or substitute financial covenants.

SECTION 7.2.4(B). Notification of change to financial covenants. If, other than as notified in writing by the Borrower to the Administrative Agent prior to the date of the Fifth Amendment Agreement, at any time during the Financial Covenant Waiver Period the last day of a financial covenant waiver period under any of the agreements in respect of any of the Borrower’s other Indebtedness shall be amended such that it falls prior to December 31, 2022, the Borrower shall notify the Administrative Agent.

SECTION 7.2.4(C). Minimum liquidity. The Borrower will not allow the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP to be less than the Adjustable Amount as of (a) the last day of any calendar month from the Second Deferred Tranche Effective Date until the Covenant Modification Date, or (b) if the Borrower is not in compliance with the requirements of this Section 7.2.4(C) as of the last day of any calendar month during the Financial Covenant Waiver Period (or, if earlier, prior to the Covenant Modification Date), the date that the certificate required by Section 7.1.1(l.) with respect to such month is delivered to the Administrative Agent (it being understood that the Borrower shall not be required to comply with this Section 7.2.4(C) at any time on or after the Covenant Modification Date).

SECTION 7.2.5. Additional Undertakings From the effectiveness of the Fourth Amendment Agreement, and notwithstanding anything to the contrary set out in this Agreement or any other Loan Document:

(a)	First Priority Guarantee Matters. Until the occurrence of a First Priority Release Event:

(i)	the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the First Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)	the First Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(iii)	the First Priority Guarantor will not incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with any Other Guarantees;

(iv)	neither Celebrity Cruises Holdings Inc. nor Celebrity Cruises Inc will incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with the Secured Note Indebtedness or any Permitted Refinancing thereof; and

(v)	the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any First Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any First Priority Assets, other than:

(A)	to any other entity that is a First Priority Guarantor;

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of First Priority Assets made after the effectiveness of the Fourth Amendment Agreement (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) First Priority Assets or other assets owned by another First Priority Guarantor immediately prior to acquisition) acquired by any First Priority Guarantor after the effectiveness of the Fourth Amendment Agreement; or

(C)	if the net proceeds therefrom are applied in accordance with Section 4.09(b)(i) or 4.09(b)(iii) of the Secured Note Indenture, to the extent applicable at such time; provided, however, that if, within 450 days of such Disposition, any net proceeds of such Disposition have not been utilized in accordance with such provisions and are retained by the Borrower or any Subsidiary after such application (such retained net proceeds, “Excess Proceeds”), then:

(1)	if not already held by a First Priority Guarantor, such Excess Proceeds shall be promptly transferred to a First Priority Guarantor to be (x) retained in an account and on the balance sheet of that First Priority Guarantor and (y) used solely (i) for capital expenditures for the benefit of the remaining First Priority Assets or for the purposes of any asset purchase by that First Priority Guarantor or (ii) to make an offer to each ECA Guarantor in accordance with the following sub-clause (2); or

(2)	where the Borrower has elected to utilize the Excess Proceeds in the manner referred to in (ii) above, the Borrower shall make a written offer contemporaneously to each ECA Guarantor to apply such Excess Proceeds as a pro rata prepayment of the Loan and the Indebtedness under each other ECA Financing that is pari passu in right of payment to the Obligations. If any ECA Guarantor provides written notice to the Borrower within 90 days of such offer accepting such offer, the Borrower shall prepay the relevant Indebtedness notified to it within 10 Business Days (or such longer period as may be agreed with the lenders under each relevant ECA Financing being prepaid) of the date of receipt of such notice. If any ECA Guarantor fails to accept such offer within the said 90 days referred to above, then the pro rata portion of such Excess Proceeds that would have been applied to prepay the ECA Financings with respect to such ECA Guarantor if such offer was accepted shall be retained and applied in accordance with the foregoing sub-clause (1)(i).

(b)	Second Priority Guarantee Matters. Until the occurrence of a Second Priority Release Event:

(i)	the Borrower will not, and will not permit any of its Subsidiaries to, form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Second Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)	no Second Priority Guarantor will form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and

(iii)	the Borrower shall not, and shall procure that each other Subsidiary shall not, Dispose of any Second Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Second Priority Assets, other than:

(A)	to any other entity that is a Second Priority Guarantor; or

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of Second Priority Assets made after the effectiveness of the Fourth Amendment Agreement (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Second Priority Assets or other assets owned by another Second Priority Guarantor immediately prior to acquisition) acquired by any Second Priority Guarantor after the effectiveness of the Fourth Amendment Agreement.

(c)	Third Priority Guarantee Matters. Until the occurrence of a Third Priority Release Event:

(i)	the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the Third Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)	the Third Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and

(iii)	the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any Third Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Third Priority Assets, other than:

(A)	to any other entity that is a Third Priority Guarantor;

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of Third Priority Assets made after the effectiveness of the Fourth Amendment Agreement (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Third Priority Assets or other assets owned by another Third Priority Guarantor immediately prior to acquisition) acquired by any Third Priority Guarantor after the effectiveness of the Fourth Amendment Agreement; or

(C)	if the net proceeds therefrom are applied in accordance with those provisions of the Unsecured Note Indenture and/or the definitive documentation governing the DDTL Indebtedness to the extent applicable at the time which allow the Borrower to make an offer to prepay and/or repay the debt evidenced by the Unsecured Note Indenture and/or DDTL Indebtedness, as applicable; provided that, if any such net proceeds are retained by the Borrower or any Subsidiary after such application, the Borrower shall promptly repay or redeem all or any portion of any Indebtedness that is pari passu or senior in right of payment to the Obligations and for which a Third Priority Guarantor is a guarantor, in each case, subject to the terms of the documentation governing such Indebtedness (including the DDTL Indebtedness, the Unsecured Note Indebtedness, any Bank Indebtedness, any Credit Card Obligations, the Loan and any other Indebtedness under an ECA Financing); provided, further, that any repayment of Indebtedness under any revolving credit agreement pursuant to this paragraph shall be accompanied by a corresponding permanent reduction in the related revolving credit commitments.

(d)	New Guarantor Matters. In the event the Borrower or any of its Subsidiaries acquires an ECA Financed Vessel:

(i)	the Borrower will, within 15 Business Days of the purchase of the relevant ECA Financed Vessel, cause the applicable New Guarantor to provide (A) an Additional Guarantee, together with each equivalent Other Guarantee required to be provided under the terms of the other ECA Financings (as amended from time to time) and (B) all documents and information required by the Lenders in order to satisfy any applicable “know your customer” checks and any other reasonable condition precedent requirements of the Lenders (excluding, for the avoidance of doubt, legal opinions); provided that, in each case, if such New Guarantor is party to a Senior Guarantee at such time, the Administrative Agent shall have contemporaneously entered into a New Guarantor Subordination Agreement; and

(ii)	until the occurrence of a Second Priority Release Event and a Third Priority Release Event:

(A)	the Borrower will not permit the applicable New Guarantor to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness) other than the applicable Additional Guarantee, any Other Guarantee and any Senior Guarantee;

(B)	the Borrower will not permit the Principal Subsidiary that acquires the relevant ECA Financed Vessel to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness);

(C)	notwithstanding any other provision of this Agreement, the Borrower will not, and shall procure that no other Subsidiary shall, Dispose of (whether to a Group Member or otherwise) the relevant ECA Financed Vessel (or any equity interests in a Subsidiary that owns, directly or indirectly, such ECA Financed Vessel); provided that (1) such ECA Financed Vessel may be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries and (2) the Borrower or such Subsidiary may charter out such ECA Financed Vessel (x) to entities other than the Borrower and the Borrower’s wholly owned Subsidiaries and (y) on a time charter with a stated duration not in excess of one year; and

(D)	notwithstanding the provisions of Sections 7.2.2 and 7.2.3, the Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon the relevant ECA Financed Vessel, other than Liens permitted under Section 7.2.3 that do not secure Indebtedness for borrowed money.

(e)	Further Assurances. At the Borrower’s reasonable request, the Administrative Agent shall execute (i) any Additional Subordination Agreement or any Subordination Agreement, in substantially the form attached hereto as Exhibit K or Exhibit L with such changes, or otherwise in form and substance, reasonably satisfactory to the Administrative Agent (acting upon the instructions of the Required Lenders) to ensure the required priority of the Second Priority Guarantee and the Third Priority Guarantee and (ii) any New Guarantor Subordination Agreement contemporaneously with the execution of any Senior Guarantee by a New Guarantor if such New Guarantor has granted an Additional Guarantee at such time.

(f)	Amount of Indebtedness. The Borrower shall ensure that:

(i)	the maximum aggregate principal amount of Bank Indebtedness (or any Permitted Refinancing thereof) guaranteed by the Second Priority Guarantors shall not exceed, in the aggregate, $5,300,000,000 (or its equivalent in any other currency) until the occurrence of a First Priority Release Event, a Second Priority Release Event, and a Third Priority Release Event;

(ii)	the maximum aggregate principal amount of Unsecured Note Indebtedness and DDTL Indebtedness (or any Permitted Refinancing of either of them), in each case, guaranteed by the Third Priority Guarantor shall not exceed, in the aggregate, $1,700,000,000 (or its equivalent in any other currency) until the occurrence of a Third Priority Release Event;

(iii)	until the occurrence of a Second Priority Release Event, none of the Second Priority Guarantors will grant any guarantee that is pari passu with or senior to its obligations under the Second Priority Guarantee, except in connection with (A) any Bank Indebtedness or any Permitted Refinancing thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by that Second Priority Guarantor in connection with the relevant Indebtedness; and

(iv)	until the occurrence of a Third Priority Release Event, the Third Priority Guarantor will not grant any guarantee that is pari passu with or senior to its obligations under the Third Priority Guarantee, except in connection with (A) any Bank Indebtedness, Unsecured Note Indebtedness, DDTL Indebtedness or any Permitted Refinancing of any thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by the Third Priority Guarantor in connection with the relevant Indebtedness.

(g)	Release of Guarantees. The Borrower agrees to give the Administrative Agent written notice of the occurrence of any First Priority Release Event, Second Priority Release Event or Third Priority Release Event. The Administrative Agent agrees, subject to the proviso (2) below, that:

(i)	the First Priority Guarantee shall be automatically released upon the occurrence of a First Priority Release Event;

(ii)	the Second Priority Guarantee shall be automatically released upon the occurrence of a Second Priority Release Event;

(iii)	the Third Priority Guarantee shall be automatically released upon the occurrence of a Third Priority Release Event; and

(iv)	each Additional Guarantee shall be automatically released upon the occurrence of both a Second Priority Release Event and a Third Priority Release Event,

provided (1) in each case, subject to the proviso (2) below, that upon the Borrower’s request, the Administrative Agent shall promptly confirm in writing the release of the applicable Guarantee following the occurrence of the relevant release event and (2) where the Borrower is of the opinion that it would, if the Guarantee Release Date was to occur, be in breach of the provisions of Section 7.2.2 as set out in Exhibit O (and which would otherwise come into effect on that Guarantee Release Date) on the Guarantee Release Date, the Borrower shall be entitled, by serving written notice on the Administrative Agent and the Hermes Agent, to request that the Guarantee Release Date be postponed until such time as the Borrower is satisfied that it will be able to comply with the provisions of the said Section 7.2.2. Where the Borrower issues a notice pursuant to this proviso (2) it agrees that it shall use all reasonable endeavours and take all appropriate action as may be practicable at such time to enable it to comply with the said Section 7.2.2 as soon as practicable following the date that the Guarantee Release Date would have occurred but for this proviso (2) so that the Guarantee Release Date can then occur and, as soon as it is satisfied that it will be able to comply with the said Section 7.2.2, it will promptly serve a further written notice on the Administrative Agent and the Hermes Agent. Upon receipt of this further notice, the provisions of this paragraph (g) shall once again apply and the Administrative Agent shall then take the action required of it to enable the Guarantee Release Date to occur.

SECTION 7.2.6. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation except:

a.	any such Subsidiary may (i) liquidate or dissolve voluntarily, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

b.	so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)	after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

(ii)	in the case of a merger involving the Borrower where the Borrower is not the surviving corporation:

(A)	the surviving corporation shall have assumed in a writing, delivered to the Administrative Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents;

(B)	the surviving corporation shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations; and

(C)	as soon as practicable after receiving notice from the Borrower of such merger, and in any event no later than five Business Days after the delivery of such notice, for a surviving corporation that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or Liberia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such surviving corporation, either directly or through an Affiliate of such Lender (a “Protesting Lender”) shall so notify the Borrower and the Administrative Agent in writing. With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such surviving corporation shall have the right to borrow hereunder, notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Protesting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Protesting Lender under this Agreement.

SECTION 7.2.7. Asset Dispositions, etc. Subject to Section 7.2.5, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or substantially all of the assets of (a) the Borrower or (b) the Subsidiaries of the Borrower, taken as a whole, except sales of assets between or among the Borrower and Subsidiaries of the Borrower.

SECTION 7.2.8. Borrower’s Procurement Undertaking. Where any of the covenants set out in this Agreement require performance by any Subsidiary of the Borrower, the Borrower shall procure the performance of that obligation by such Subsidiary.

SECTION 7.2.9. Framework Lien and Guarantee Restriction. From the Second Deferred Tranche Effective Date until the Guarantee Release Date, and without prejudice to Section 7.2.3, the Borrower shall not (and shall procure that each other Group Member shall not, save in respect of a Restricted Credit Enhancement of the type referred to in Section 7.1.9(d.) (and in respect of which the Lenders therefore receive the benefit)):

a.	grant any Restricted Credit Enhancement in respect of any Indebtedness for borrowed money, provided that:

(i)	subject to the limitations set out in paragraph (ii) below, this paragraph (i) shall not prohibit any Group Member from providing any Lien or Group Member Guarantee in connection with Indebtedness incurred after the Second Deferred Tranche Effective Date (provided that such Lien and/or Group Member Guarantee is issued at the same time, and in connection with, the initial incurrence of that Indebtedness (and is therefore not by way of additional credit support));

(ii)	in connection with a Permitted Refinancing of any Indebtedness, the relevant Group Member shall be entitled to provide the creditors under that Permitted Refinancing with Liens and/or Group Member Guarantees (as applicable) which:

(A)	in the case where the existing Indebtedness being refinanced was previously supported by Liens, the Liens and/or the Group Member Guarantees securing or supporting the Permitted Refinancing (as applicable) are over some or all of the same assets and:

(1)	with respect to any Liens, are with the same or lower priority as the Liens in respect of such assets that secured the Indebtedness being refinanced; and

(2)	with respect to any Group Member Guarantees, are Group Member Guarantees provided by a Group Member that owns (directly or indirectly) only those Vessels (or some of those Vessels but not any other Vessel) that were previously secured pursuant to the Liens referred to in the first sentence of this paragraph (A); and

(B)	in the case where the existing Indebtedness being refinanced was previously supported by any Group Member Guarantee, the Group Member Guarantee(s) supporting such Permitted Refinancing are:

(1)	guarantees of obligations in an amount no greater than the guarantees granted in connection with the original Indebtedness being refinanced;

(2)	in the case where the entity providing the relevant Group Member Guarantee(s) supporting such Permitted Refinancing is the same entity providing the Group Member Guarantees that are being replaced, provided by entities owning (directly or indirectly) only those Vessels (or some of those Vessels but not any other Vessel) that it owned when the previous Group Member Guarantee was provided;

(3)	in the case where the entity providing the relevant Group Member Guarantee(s) supporting such Permitted Refinancing differs from the entity providing the Group Member Guarantees being replaced, provided by entities that directly or indirectly own Vessels with an aggregate book value no greater than the Vessels that were owned (directly or indirectly) by the previous provider of the relevant Group Member Guarantee(s) that supported the existing Indebtedness; and

(4)	the same or lower priority as the original Group Member Guarantee(s) and are issued by either the same entities or from shareholders of those entities,

this paragraph (a.) shall not prohibit any Group Member from providing or maintaining any Lien in accordance with the provisions of Section 7.2.3(e.) through to (s.) inclusive, provided, however, that the proviso at the end of Section 7.2.3(e.) (as applicable) shall apply with respect to Liens granted pursuant to that provision; and

b.	incur any new Indebtedness (including Indebtedness of the type referred to in paragraph 7.2.9(a.)(i) above but excluding any Permitted Refinancing Indebtedness in connection with paragraph 7.2.9(a.)(ii) above) which is secured by a Lien or is supported by a Group Member Guarantee and which, when taken with all other Indebtedness incurred by the Group since the Second Deferred Tranche Effective Date and which is also secured by a Lien or supported by a Group Member Guarantee, is no greater than $1,300,000,000 (but deducting from this amount for this purpose, (i) the amount of any additional Indebtedness incurred by the Borrower in connection with the drawing of the DDTL Indebtedness (whether pursuant to the accordion option or otherwise) or (ii) any Indebtedness borrowed in lieu of the drawing of the DDTL Indebtedness in the foregoing clause) or its equivalent in any other currency, and provided that no Group Member shall, as contemplated by the proviso to Section 7.2.3, from the Second Deferred Tranche Effective Date until the Guarantee Release Date (whereupon the relevant provisions of Exhibit O shall apply) be permitted to grant any Lien over an ECA Financed Vessel as security for any Indebtedness permitted to be incurred under this Agreement after the Second Deferred Tranche Effective Date.

SECTION 7.3. Covenant Replacement. With effect on and from the Guarantee Release Date, it is agreed that Sections 7.2.2 and 7.2.3 shall be deleted in their entirety and replaced with the covenants and other provisions set out in Exhibit O, which shall become part of this Agreement and effective and binding on all parties hereto.

SECTION 7.4. Limitation in respect of Certain Representations, Warranties and Covenants. The representations and warranties and covenants given in Section 6.4(b) and 7.1.3(f), respectively, shall only be given, and be applicable to, a Lender incorporated in the Federal Republic of Germany insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment when due of any amount payable by it under the Loan Documents in the manner required under the Loan Documents unless such failure is solely as a result of either (a) administrative or technical error or (b) a Disruption Event, and, in either case, payment is made within 3 Business Days of its due date.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) or under any other Loan document is or shall be incorrect in any material respect when made.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein (including, from the Guarantee Release Date, Exhibit O) or in any other Loan Document (other than the covenants set forth in Section 7.1.1.i., Section 7.1.1.j., Section 7.1.1.m., Section 7.1.1.n., Section 7.1.1.o., Section 7.1.8, Section 7.1.9, Section 7.1.10, and Section 7.2.4 (but excluding Section 7.2.4(A) and (B) (a breach of which shall be regulated in accordance with Section 9.1.12(d)) and also excluding Section 7.2.4(C), a breach of which shall, subject to the cure periods set out in this Section 8.1.3, result in an Event of Default) and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Administrative Agent (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).

SECTION 8.1.4. Default on Other Indebtedness. (a) The Borrower or any of the Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods; (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this Section 8.1.4 so long as any required prepayment is made when due. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 8.1.5. Bankruptcy, Insolvency, etc. The Borrower, any of the Material Guarantors or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

a.	generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

b.	apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

c.	in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower or any Material Guarantor, such Person hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

d.	permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, such Material Guarantor or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower, any Material Guarantor or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Material Guarantor or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower and each Material Guarantor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

e.	take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (b.) through (d.) of Section 8.1.5 shall occur with respect to any Group Member:

a.	the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand; and

b.	without prejudice to (a.) above, the deemed advance of the Deferred Tranches (and accordingly all book entries related to such deemed advance) shall be reversed and (i) the Borrower shall repay the Loan in accordance with the original repayment schedule for the Loan existing prior to the amendment of such repayment schedule in connection with the Deferred Tranche arrangements pursuant to the Fifth Amendment Agreement and (ii) any Deferred Tranches which, at that time, are unutilised shall be automatically cancelled.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b.) through (d.) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare the outstanding principal amount of the Loan and other Obligations to be immediately due and payable and/or the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment.

ARTICLE IX
PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events. Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

SECTION 9.1.1. Change of Control. There occurs any Change of Control.

SECTION 9.1.2. [RESERVED]

SECTION 9.1.3. Unenforceability Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower or, to the extent applicable, any Material Guarantor (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the Original Closing Date opinion of the Borrower’s counsel set forth as Exhibit D-1 or in any opinion delivered to the Administrative Agent after the Original Effective Date in connection with this Agreement or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Administrative Agent.

SECTION 9.1.4. Approvals. Any material license, consent, authorization, registration or approval at any time necessary to the Borrower, any Material Guarantor or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 9.1.5. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants set forth in Section 4.12 or Section 7.2.4 (but excluding Sections 7.2.4(A) and 7.2.4(B) (which shall be regulated in accordance with Section 9.1.12(d)) and also excluding Section 7.2.4(C), a breach of which is regulated in accordance with Section 8.1.3); provided that any default in respect of the due performance or observance of any of the covenants set forth in Section 7.2.4 (but excluding Section 7.2.4(A) to Section 7.2.4(C) inclusive) that occurs during the Financial Covenant Waiver Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Financial Covenant Waiver Period) shall not (as long as no Event of Default under Section 8.1.5 has occurred and is continuing, or no Prepayment Event under Section 9.1.12 or Section 9.1.13 has occurred, in each case during the Financial Covenant Waiver Period) constitute a Prepayment Event.

SECTION 9.1.6. Judgments. Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

a.	enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

b.	there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 9.1.7. Condemnation, etc.. The Purchased Vessel shall be condemned or otherwise taken under color of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 9.1.8. Arrest. The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.

SECTION 9.1.9. [RESERVED].

SECTION 9.1.10. Sale/Disposal of the Purchased Vessel. The Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).

SECTION 9.1.11. [RESERVED].

Payment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 9.1.12. Framework Prohibited Events.

a.	The Borrower declares, pays or makes or agrees to pay or make, directly or indirectly, any Restricted Payment, except for (i) dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests or options to purchase Equity Interests, (ii) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice and (iii) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of the Borrower;

b.	a Group Member makes any payment of any kind under any shareholder loan;

c.	a Group Member sells, transfers, leases or otherwise disposes of any its assets, whether by one or a series of related transactions and that disposal or action was not conducted on arms’ length terms between a willing seller and a willing buyer and for fair market value;

d.	any Group Member breaches any of the requirements of Section 7.1.1.i., Section 7.1.1.j., Section 7.1.1.m., Section 7.1.1.n., Section 7.1.1.o, Section 7.1.8, Section 7.1.9, Section 7.1.10, Section 7.2.4(A) or Section 7.2.4(B);

e.	a Group Member completes a Debt Incurrence;

f.	a Group Member enters into a Restricted Loan Arrangement; and/or

g.	a Group Member makes a Restricted Voluntary Prepayment and the Hermes Agent (acting upon the instructions of Hermes) notifies the Borrower that Hermes has requested that the Borrower prepay the Deferred Tranches.

SECTION 9.1.13. Principles and Framework. The Borrower shall default in the due performance and observance of the Principles and/or the Framework (it being agreed that if there is inconsistency between the terms of the Principles and the Framework, the Framework shall prevail) and, if capable of remedy such default shall continue unremedied for a period of ten (10) days after notice thereof shall have been given to the Borrower by the Administrative Agent; provided that, if the default does not otherwise constitute a Default or a Prepayment Event under another Section of this Agreement, as amended to date, the Borrower, the Administrative Agent and Hermes shall negotiate a resolution in good faith for a maximum period of fifteen (15) days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 9.2. Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations or, in the case of a Prepayment Event under Section 9.1.12 or Section 9.1.13, all principal of and interest on the Deferred Tranches (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan or the Deferred Tranches, as the case may be, and all accrued and unpaid interest thereon and all other Obligations in respect thereof), (b) except in the case of a Prepayment Event under Section 9.1.12 or Section 9.1.13, terminate the Commitments (if not theretofore terminated), (c) in the case of a Prepayment Event arising under Sections 9.1.12 or 9.1.13, require that any part of a Deferred Tranche that has not been advanced as at the time of such Prepayment Event shall be automatically cancelled and, on the Repayment Date on which that portion of the relevant Deferred Tranche would have otherwise been advanced, the Borrower shall continue to be obliged to make the relevant repayment of the Loan (and thus no deemed advance in respect of the relevant Deferred Tranche shall occur) and (d) immediately terminate the waiver of the occurrence of any Prepayment Event in respect of Section 7.2.4 contained in Section 9.1.5, such that any breach of Section 7.2.4 in existence as at the date of the notice from the Administrative Agent referred to in paragraph (a) of this Section 9.2 or any breach occurring at any time after such notice shall constitute a Prepayment Event with all attendant consequences..

ARTICLE X
THE ADMINISTRATIVE AGENT AND THE HERMES AGENT

SECTION 10.1. Actions. Each Lender hereby appoints KfW IPEX, as Administrative Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Administrative Agent and the Hermes Agent are referred to collectively as the “Agents”). Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section 10.1 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Neither Agent shall be obliged to act on the instructions of any Lender or the Required Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party.

SECTION 10.2. Indemnity. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party. Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favour of an Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.3. Funding Reliance, etc. Each Lender shall notify the Administrative Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loan without premium or penalty.

SECTION 10.4. Exculpation. Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Obligors or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Obligors, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Obligors to perform any of its obligations under this Agreement or any Loan Document; (B) the financial condition of the Obligors; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.

SECTION 10.5. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders, provided that any such resignation shall not become effective until a successor Administrative Agent has been appointed as provided in this Section 10.5 and such successor Administrative Agent has accepted such appointment. If the Administrative Agent at any time shall resign, the Required Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Administrative Agent which shall thereupon become such Administrative Agent’s successor hereunder (provided that the Required Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Administrative Agent). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the Administrative Agent’s giving notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the resigning Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of:

(a)       this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

(b)       Section 11.3 and Section 11.4 shall continue to inure to its benefit.

If a Lender acting as the Administrative Agent assigns its Loan to one of its Affiliates, such Administrative Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Administrative Agent to such Affiliate.

SECTION 10.6. Loans by the Administrative Agent. The Administrative Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

SECTION 10.7. Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Obligors, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.8. Copies, etc. Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.

SECTION 10.9. The Agents’ Rights. Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Obligors in or pursuant to this Agreement or any Loan Document are true and complete, unless, in its capacity as the Administrative Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Required Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

SECTION 10.10. The Administrative Agent’s Duties. The Administrative Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any other Loan Document by any Obligor or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Administrative Agent has actual knowledge.

The Administrative Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Obligors or actual knowledge of the occurrence of any Default unless a Lender, or the Borrower shall have given written notice thereof to the Administrative Agent in its capacity as the Administrative Agent. Any information acquired by the Administrative Agent other than specifically in its capacity as the Administrative Agent shall not be deemed to be information acquired by the Administrative Agent in its capacity as the Administrative Agent.

The Administrative Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower’s subsidiaries or associated companies or with a Lender as if it were not the Administrative Agent.

SECTION 10.11. Employment of Agents. In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent’s account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.

SECTION 10.12. Distribution of Payments. The Administrative Agent shall pay promptly to the order of each Lender that Lender’s Percentage Share of every sum of money received by the Administrative Agent pursuant to this Agreement or the Loan Documents (with the exception of any amounts payable pursuant to the Agreement to Provide Financing and any amounts which, by the terms of this Agreement or the Loan Documents, are paid to the Administrative Agent for the account of the Administrative Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Administrative Agent on trust absolutely for that Lender.

SECTION 10.13. Reimbursement. The Administrative Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Administrative Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Administrative Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of this Agreement or the Loan Documents, that Lender will, on demand by the Administrative Agent, refund to the Administrative Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Administrative Agent for any amount which the Administrative Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the Loan Documents and ending on the date on which the Administrative Agent receives reimbursement.

SECTION 10.14. Instructions. Where an Agent is authorized or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Required Lenders each of the Lenders shall provide such Agent with instructions within three (3) Business Days of such Agent’s request (which request may be made orally or in writing). If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent. Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Required Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or the Loan Documents. In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Administrative Agent pursuant to this Section 10.14.

SECTION 10.15. Payments. All amounts payable to a Lender under this Section 10.15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Administrative Agent.

SECTION 10.16. “Know your customer” Checks. Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement or the Loan Documents.

SECTION 10.17. No Fiduciary Relationship. Except as provided in Section 10.12, no Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:

a.	modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

b.	modify this Section 11.1 or change the definition of “Required Lenders” shall be made without the consent of each Lender;

c.	increase the Commitment of any Lender shall be made without the consent of such Lender;

d.	reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;

e.	[RESERVED]

f.	extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

g.	affect adversely the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced, to negotiate in good faith to amend this Agreement to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantively comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.

SECTION 11.2. Notices.

(a)          All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature to the Amendment Agreement or set forth in the Lender Assignment Agreement or at such other address, or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted provided it is received in legible form; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.

(b)          So long as KfW IPEX is the Administrative Agent, the Borrower may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at celine.brochard@kfw.de and maritime-industries-administration@kfw.de (or such other email address notified by the Administrative Agent to the Borrower); provided that any Communication requested pursuant to Section 7.1.1(h.) shall be in a format acceptable to the Borrower and the Administrative Agent.

(1)       The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

(2)       The Borrower agrees that the Administrative Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

SECTION 11.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated. In addition, the Borrower agrees to pay reasonable fees and out of pocket expenses of counsel to the Administrative Agent in connection with the funding under this Agreement. The Borrower further agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes arising from the execution, delivery or enforcement of this Agreement or the borrowing hereunder or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Administrative Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided, that the Borrower shall reimburse such indemnified party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 11.9. Third Party Rights. Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.

SECTION 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

a.	except to the extent permitted under Section 7.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; and

b.	the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan. Each Lender may assign, or sell participations in, its Loan to one or more other Persons (a “New Lender”); provided that such New Lender enters into an Interest Make-Up Agreement; and provided further that such Lender shall use commercially reasonable efforts to assign only to a New Lender that has agreed to enter into an Option A Refinancing Agreement.

SECTION 11.11.1. Assignments (i) KfW IPEX, as Lender, (A) with the written consent of the Borrower (which consent shall not be unreasonably delayed or withheld but which consent shall be deemed to have been given in the absence of a written notice delivered by the Borrower to KfW IPEX, on or before the fifth Business Day after receipt by the Borrower of KfW IPEX’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, up to 50.0% of the aggregate principal amount of the Loan and (B) after having assigned or transferred, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, 50.0% of the Loan (pursuant to the foregoing clause (A) and/or Section 11.11.2), with the written consent of the Borrower (which consent may be withheld at the discretion of the Borrower) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions all or any fraction of KfW IPEX’s remaining Loan.

(ii) Any Lender (other than KfW IPEX) with the written consents of the Borrower and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Administrative Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender’s Loan; provided that any Affiliate of KfW IPEX shall be subject to the provisions of Section 11.11.1(i) and 11.11.2(f) as if such Affiliate were KfW IPEX.

(iii) Any Lender, with notice to the Borrower and the Administrative Agent, and, notwithstanding the foregoing clauses (i) and (ii), without the consent of the Borrower, or the Administrative Agent, may assign or transfer (A) to any of its Affiliates (including, in the case of KfW IPEX, KfW) or (B) following the occurrence and during the continuance of an Event of Default under Sections 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender’s Loan.

(iv) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Administrative Agent) assign or charge all or any portion of its Loan to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank all or any fraction of such Lender’s Loan or (ii) to the Refinancing Bank as collateral security pursuant to the terms of any Option A Refinancing Agreement entered into by such Lender.

(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to Hermes and has obtained a prior written consent from Hermes.

(vi) Nothing in this Section 11.11.1 shall prejudice the right of the Lender to assign its rights under this Agreement to Hermes, if such assignment is required to be made by that Lender to Hermes in accordance with the Hermes Insurance Policy.

Each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an “Assignee Lender”. Assignments in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender’s Loan) are permitted; provided that the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender until:

a.	written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender;

b.	such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

c.	the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $2,000 (and shall also reimburse the Administrative Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).

SECTION 11.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in its Loan; provided that:

a.	no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

b.	such Lender shall remain solely responsible for the performance of its obligations hereunder;

c.	the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

d.	no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (b.) through (f.) of Section 11.1;

e.	the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

f.	each Lender that sells a participation under this Section 11.11.2 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest on) each of the Participant’s interest in the Lender’s Advances, Commitments or other interests hereunder (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

g.	KfW IPEX may not sell participating interests pursuant to this Section 11.11.2 aggregating, when taken together with Loans and/or Commitments sold by KfW IPEX pursuant to Section 11.11.1, more than 50.0% of the aggregate principal amount of the Loan without the written consent of the Borrower (which consent shall not be required following the occurrence and during the continuance of an Event of Default or a Prepayment Event).

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6 and clause (e.) of 7.1.1, shall be considered a Lender.

SECTION 11.11.3. Register. The Administrative Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13. Hermes Insurance Policy.

SECTION 11.13.1. Terms of Hermes Insurance Policy

(a)	95% cover of the Loan.

(b)	The Hermes Fee will not exceed 2.3% of the Loan as advanced on the Original Closing Date.

(c)	The parties entered into the Original Credit Agreement on the basis that the Hermes Insurance Policy contained the terms set forth in Section 11.13.1 of the Original Credit Agreement including, but not limited to, the following:

(i)	if the Borrower prepays all or part of the Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to all or a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Loan less an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500).

SECTION 11.13.2. Hermes Debt Deferral Extension Premium It is acknowledged and agreed that following receipt of the premium invoice issued by Hermes in respect of the Hermes Debt Deferral Extension Premium, such Hermes Debt Deferral Extension Premium shall be payable directly by the Borrower to Hermes or, where the Administrative Agent on behalf of the Borrower has paid the Hermes Debt Deferral Extension Premium to Hermes, by way of reimbursement to the Administrative Agent, in either case promptly and in any event within five Business Days of receipt of the premium invoice issued by Hermes. It is further acknowledged and agreed that no advance of the Second Deferred Tranche shall be capable of being made available to the Borrower until the Hermes Debt Deferral Extension Premium has been paid.

SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders.

(a)	Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)	The Hermes Agent shall perform such acts or provide such information, which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy as necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)	The Hermes Agent shall:

(i)	make written requests to Hermes seeking a reimbursement of the Hermes Fee in the circumstances described in Section 11.13.1(c)(i) promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximize the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)	pay to the Borrower the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value; and

(iv)	relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent’s obligation shall be no greater than simply to pass on to Hermes the Borrower’s concerns.

(d)	Each Lender will cooperate with the Hermes Agent, the Administrative Agent and each other Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy and each Interest Make-Up Agreement (as defined in and entered into in accordance with the Terms and Conditions) continue in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy or such Interest Make-Up Agreement (as the case may be) does not continue in full force and effect due to its gross negligence or willful default.

SECTION 11.14. Law and Jurisdiction

SECTION 11.14.1. Governing Law. This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English Law.

SECTION 11.14.2. Jurisdiction. For the exclusive benefit of the Administrative Agent and the Lenders, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

SECTION 11.14.3. Alternative Jurisdiction. Nothing contained in this Section shall limit the right of the Administrative Agent or the Lenders to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

SECTION 11.14.4. Service of Process. Without prejudice to the right of the Administrative Agent or the Lenders to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9:00 am on the third Business Day after posting by prepaid first class registered post.

SECTION 11.15. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Administrative Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Administrative Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Administrative Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Administrative Agent or such Lender’s independent auditors, counsel, and any other professional advisors of the Administrative Agent or such Lender who are advised of the confidentiality of such information; (G) to any participant or assignee, provided that such Person agrees to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; (H) as to the Administrative Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Administrative Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates’ directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; and (J) to any other party to the Agreement. Each of the Administrative Agent and the Lenders shall be responsible for any breach of this Section 11.15 by any of its Affiliates or any of its or its Affiliates’ directors, officers, employees, professional advisors and agents.

SECTION 11.16. Modification and/or Discontinuation of Benchmarks.

(a)	If a Screen Rate Replacement Event has occurred then, promptly thereafter, the Administrative Agent and the Borrower will enter into negotiations with a view to amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar US dollar denominated syndicated credit facilities for such alternative benchmarks where such negotiations will take into account the then current market standards and will be conducted with a view to reducing or eliminating, to the extent reasonably practicable, any transfer of economic value from one party to another party (any such proposed rate, a “Benchmark Successor Rate”), together with any proposed Benchmark Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Required Lenders have delivered to the Administrative Agent written notice that such Lenders does not accept such amendment. Such Benchmark Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(b)	If no Benchmark Successor Rate has been determined and either (x) the circumstances set out in paragraph (a) of the definition of “Screen Rate Replacement Event” in Section 1.1 exist or (y) the Scheduled Unavailability Date has occurred, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain the Loan shall be suspended and (ii) the Screen Rate shall no longer be utilized in determining the LIBO Rate.

(c)	Until such time as a Benchmark Successor Rate and Benchmark Successor Rate Conforming Changes have been determined and agreed and without prejudice to the obligation of the parties to enter into negotiations with a view to determining or agreeing a Benchmark Successor Rate pursuant to paragraph (a) above, for any Interest Period starting after the Screen Rate Replacement Event, the LIBO Rate shall be replaced by the weighted average of the rates notified to the Administrative Agent by each Lender five (5) Business Days prior to the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost the relevant Lender would have of funding an amount equal to its participation in the Loan during the relevant Interest Period from whatever source it may reasonably select. If such amount is less than zero, it shall be deemed to be zero.

(d)	The Facility Agent (acting on the instructions of the Required Lenders) and the Borrower shall, during the period between 1 April 2021 and 30 June 2021, enter into negotiations in good faith with a view to agreeing a basis upon which a Benchmark Successor Rate can be used in replacement of the Screen Rate, together with any associated Benchmark Successor Rate Conforming Changes, and a timetable for the implementation of these changes so that the appropriate changes can be made prior to the Scheduled Unavailability Date.

(e)	Notwithstanding anything else herein, any definition of Benchmark Successor Rate shall provide that in no event shall such Benchmark Successor Rate be less than zero for purposes of this Agreement.

(f)	Section 3.3.6 shall not apply following the occurrence of a Screen Rate Replacement Event.

(g)	Where paragraph (a) above applies, the Borrower shall, within three (3) Business Days of demand, reimburse the Administrative Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Administrative Agent in responding to, evaluating, negotiating or complying with the requirements set out in that paragraph.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Schedule 4
Form of Guarantor Confirmation Certificate

[Insert name of relevant Guarantor here]

GUARANTOR’S CERTIFICATE

[●], 2021

This Certificate is delivered on behalf of [Insert name of relevant Guarantor entity here] (the Guarantor)], a [company][corporation] incorporated in [●].

[I][We], [insert name of the authorized officers/directors], the undersigned, in [my][our] capacity as [[a] duly authorized officer[s]] [or][director] of the Guarantor and not in any individual capacity, do hereby confirm in relation to the Agreements (each as more particularly defined in Schedule 1 of this Certificate) as follows:

1.	Unless otherwise defined in this Certificate, words and expressions defined in the Agreements shall have the meanings when used in this Certificate.

2.	The Guarantor is a guarantor under each Agreement.

3.	[I][We] hereby acknowledge on behalf of the Guarantor that, in the context of the Debt Deferral Extension Framework published by each ECA backing the Agreements, each Agreement shall be amended or, as the case may be, amended and restated pursuant to an amendment agreement (each a Vessel Loan Amendment) in order to record the agreement of the respective parties to:

a.            add a new debt deferral tranche (the Applicable Debt Deferral Tranche) in those Agreements where there are principal repayments scheduled to occur between approximately April 2021 and March 2022 (or, in the case of the facility agreement for m.v. “Ovation of the Seas”, approximately between May 2021 and April 2022) (in each case, the Applicable Debt Deferral Period), in order to effectively defer principal repayments due under each Agreement falling due during such Applicable Debt Deferral Period, which Applicable Debt Deferral Tranche shall, in the case of each relevant Agreement:

i.	be in an amount of approximately the aggregate principal amount of the repayment installments falling due under such relevant Agreement during the Applicable Debt Deferral Period applicable to it (including payments due during such period on any first debt deferral if and to the extent already agreed); and
ii.	bear interest on the terms provided in that Vessel Loan Amendment;
b.	extend the waiver of the applicable Borrower’s compliance with the financial covenants set forth in each Agreement:
i.	in each case where the relevant Agreement is BpiFAE-backed, through the end of the third quarter of 2022; and
ii.	in each case where the relevant Agreement is Hermes and/or Finnvera-backed, through to the end of the fourth quarter of 2022,

provided, however, that if the relevant ECA and Lenders under any Agreement approve a longer waiver period, the applicable Vessel Loan Amendment relating to such Agreement shall include the longer such waiver period; and

c.	any adjustments to the financial, indebtedness, negative pledge or other covenants as are required by the relevant Lenders and ECAs in order to give effect to the amendments contemplated in (a) and (b) above.

4.	This Certificate is one of the “certificates” required to be provided pursuant to clause 3.1(b) of each Vessel Loan Amendment and in the context of the requirements of clause 3.1(b) of each Vessel Loan Amendment, [I][we] hereby further acknowledge and confirm on behalf of the Guarantor the following:
a.	the amendments contemplated in the Vessel Loan Amendment for each Agreement and the contents thereof are approved;
b.	the Guarantee given by the Guarantor in each Agreement and each other Loan Document or Finance Document, as the case may be (as defined in each such Agreement) to which the Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment and restatement of each such Agreement pursuant to the Vessel Loan Amendment applicable to it;
c.	the Guarantee given by the Guarantor in each Agreement shall extend to any new obligations assumed by the Borrower under such Agreement as amended by the Vessel Loan Amendment applicable to it (including pursuant to the Applicable Debt Deferral Tranche) and the floating rate applicable to such Applicable Debt Deferral Tranche (as more particularly set out in sub-paragraphs (i) and (ii) of 3(a) above)); and
d.	continuing to guarantee the amended obligations of the Borrower under the Agreements as amended by the Vessel Loan Amendment applicable to it does not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded.

5.	[I][We] hereby confirm that:
a.	the copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document of the Guarantor (collectively, the Organizational Documents); and
b.	the by-laws or operating, management or similar agreements of the Guarantor (collectively, the Operating Documents),

in each case, appended to the Secretary’s Certificate dated 21 December 2020 (the Original Secretary’s Certificate) remain true and correct on the date of this Certificate and have not been amended, modified or revoked and remain in full force and effect.

6.	[I][we] hereby represent and warrant on behalf of the Guarantor that [I][we] have the authority to sign this Certificate as evidenced by [●] of the Original Secretary’s Certificate (the Authorization). The Authorization has not been modified or rescinded and remains in full force and effect.

7.	[The Guarantor does not have its management or control in Liberia nor does it undertake any business activity in Liberia.

8.	Less than a majority of the shareholders of the Guarantor hereto by vote or value are resident in Liberia.][7 and 8 to be included in the Certificate for RCL Cruise Holdings LLC and RCI Holdings LLC only as Liberian entities]

9.	This Certificate shall be governed by and construed in accordance with New York law.

[Signature Pages Follow]

Exhibit A
Repayment Schedule

Loan (other than Deferred Tranches)
Payments 10 to 11 fall in the Deferral Period I
Payments 12 to 13 fall in the Deferral Period II

US Dollars ($)

No.	Repayment Dates	Balance	Principal
0	8-Apr-2015	$742,101,104.98	$0.00
1	8-Oct-2015	$711,180,225.60	$30,920,879.38
2	8-Apr-2016	$680,259,346.22	$30,920,879.38
3	8-Oct-2016	$649,338,466.84	$30,920,879.38
4	8-Apr-2017	$618,417,587.46	$30,920,879.38
5	8-Oct-2017	$587,496,708.08	$30,920,879.38
6	8-Apr-2018	$556,575,828.70	$30,920,879.38
7	8-Oct-2018	$525,654,949.32	$30,920,879.38
8	8-Apr-2019	$494,734,069.94	$30,920,879.38
9	8-Oct-2019	$463,813,190.56	$30,920,879.38
10	8-Apr-2020	$432,892,311.18	$30,920,879.38
11	8-Oct-2020	$401,971,431.80	$30,920,879.38
12	8-Apr-2021	$371,050,552.42	$30,920,879.38
13	8-Oct-2021	$340,129,673.04	$30,920,879.38
14	8-Apr-2022	$309,208,793.66	$30,920,879.38
15	8-Oct-2022	$278,287,914.28	$30,920,879.38
16	8-Apr-2023	$247,367,034.90	$30,920,879.38
17	8-Oct-2023	$216,446,155.52	$30,920,879.38
18	8-Apr-2024	$185,525,276.14	$30,920,879.38
19	8-Oct-2024	$154,604,396.76	$30,920,879.38
20	8-Apr-2025	$123,683,517.38	$30,920,879.38
21	8-Oct-2025	$92,762,638.00	$30,920,879.38
22	8-Apr-2026	$61,841,758.62	$30,920,879.38
23	8-Oct-2026	$30,920,879.24	$30,920,879.38
24	8-Apr-2027	$0.00	$30,920,879.24
			$742,101,104.98

Deferred Tranche I
Payments 1 to 2 fall in the Deferral Period II

US Dollars ($)

No.	Repayment Dates	Balance	Principal
0	8-Apr-2020	$30,920,879.38	$0.00
0	8-Oct-2020	$61,841,758.76	$0.00
1	8-Apr-2021	$54,111,538.91	$7,730,219.85
2	8-Oct-2021	$46,381,319.06	$7,730,219.85
3	8-Apr-2022	$38,651,099.21	$7,730,219.85
4	8-Oct-2022	$30,920,879.36	$7,730,219.85
5	8-Apr-2023	$23,190,659.51	$7,730,219.85
6	8-Oct-2023	$15,460,439.66	$7,730,219.85
7	8-Apr-2024	$7,730,219.81	$7,730,219.85
8	8-Oct-2024	$0.00	$7,730,219.81
			$61,841,758.76

Deferred Tranche II

US Dollars ($)

No.	Repayment Dates	Balance	Principal
0	8-Apr-2021	$38,651,099.23	$0.00
0	8-Oct-2021	$77,302,198.46	$0.00
1	8-Apr-2022	$69,571,978.60	$7,730,219.86
2	8-Oct-2022	$61,841,758.74	$7,730,219.86
3	8-Apr-2023	$54,111,538.88	$7,730,219.86
4	8-Oct-2023	$46,381,319.02	$7,730,219.86
5	8-Apr-2024	$38,651,099.16	$7,730,219.86
6	8-Oct-2024	$30,920,879.30	$7,730,219.86
7	8-Apr-2025	$23,190,659.44	$7,730,219.86
8	8-Oct-2025	$15,460,439.58	$7,730,219.86
9	8-Apr-2026	$7,730,219.72	$7,730,219.86
10	8-Oct-2026	$0.00	$7,730,219.72
			$77,302,198.46

Exhibit B
Framework

Exhibit C
Debt Deferral Extension
Regular Monitoring Requirements

Debt Deferral Extension - Regular Monitoring Requirements

Monitoring Period:

-	Starting point: approval

-	End: Until the Existing and the New Debt Deferral Tranches are repaid, whereby the list of documents and frequency shall be reviewed and adjusted annually by the Facility Agent.

	Rhythm	Description
1.	monthly

Reporting of the:

1.    Total Free Liquidity Position – def.: free cash + free undrawn credit lines;

2.    Free Net Liquidity Position – Total Free Liquidity Position minus all planned debt repayments

(bank loan, commercial papers, bonds) which are due within the following 6 months.;

3.    In case the Free Net Liquidity Position does decease to 6x the average of the monthly operational cash burn rate the ECA can decide on its own discretion whether a shorter reporting rhythm shall be implemented (e.g. weekly).;

4.    Description of additional measures implemented to increase the liquidity position (debt, mezzanine and equity measures) / Whereby details of the respective terms and conditions shall be included (e.g. securities, ranking), for easy reference an ongoing list would be preferred with (a) measures taken, (b) additional measures finalized in the respective month and (c) additional measures planned.;

5.    Description of of additional cost cutting measures implemented to reduce the outflow of liquidity (OPEX, CAPEX, Debt Deferrals etc.);

6.    Repayment or refinancing of existing debt

2.	monthly

Cash Flow Projection of the cruise line on a monthly basis

The Projection means cash flow statements in excel format, complete with formulas, shall cover the following period:

1.    Actual figures: The current financial year (whereby at least 1 quarter with actual historical figures have to be included);

2.    Projection: At least the following 24 months starting from the respective current month (including shut down period and recovery phase)

Cash Flow Projection showing:

1.    operating cash flow including and separately listed Cruise-Revenues (including but not limited to occupancy rate, ticket prices, capacity of the overall fleet, capacity of fleet in operation), Cruise-OPEX, other COGS, net customer deposits collection (providing details of deposit refund separately), working capital and SG&A;

2.    cash flow from investing activities (separately: detailing capex in vessels, general capex and disposals / In addition for information purposes the newbuilding capex which will be paid out of equity.),

3.    cash flow from financing activities (detailing proceeds from equity, proceeds from debt separated by type of funding and ECA facilities, debt repayments separately), etc.

4.    Interest expenses

Such Cash Flow Projection shall be accompanied by a descriptive Note of Assumptions which does include comments on:

1. Changes:

(i)    The main changes to the underlying assumptions with respect to revenue / cash collections and disbursement of operational costs and SG&A,

(ii)   The main changes to the underlying assumptions with respect to Debt Deferrals (with the ECA backed transactions or other class of creditors)

(iii) The main changes with respect to Major Capex (and such Equity payments in relation to Major Capex)

And in each case whether those changes are due to timing issues or more fundamental changes compared to the initial Test Scheme Template for the Debt Deferral Extension (if not previously disclosed), or the previous Liquidity Forecast.

2.    Mitigants or additional liquidity measure that are incorporated in the Liquidity Forecast, or planned but not yet incorporated in the Liquidity Forecast.

3.	monthly	Testing of the applicable Minimum Liquidity Covenant according to the amended loan documentation

4.	monthly

1.   Cash Burn Rate

2.   Cash Burn Rate adjusted to net deposits collection

3.   Net Liquidity position to Cash Burn rate

Def. Cash Burn rate means operating costs plus debt service plus capital expenditure (net of financing) Def. Cash Burn rate adjusted means operating costs plus debt service plus capital expenditure (net of financing) plus net deposits collection.

To be reported as long as the company achieves a positive (adj.) EBITDA after interest costs in two consecutive months

5.	monthly

Booking Curve - Average ticket price and occupancy for the season 2021 and season 2022 including a comparison of both parameters at the same point in time for bookings in 2019 for the season 2020

Format tbd with the ECA Agent / Figures to be provided in table / split by quarter mandatory

6.	monthly	Status of the fleet on a per vessel basis: Active vessels (+ occupancy level) / Vessels in layup / Vessels classified for sale Fleet wide average of occupancy (incl. active and idle vessels)
7.	monthly	Confirmation that no dividends have been declared / paid within the current month.
8.	monthly

Development of the customer deposits:

1.    For cancelled cruises with starting dates in the past: Percentage of customers which requested a refund and percentage of those who re-booked or accepted a voucher.

2.    Overview of the amount of deposits which have been collected in connection with cruises in the next 4 quarters (split by quarter).

3.    Customer Deposits for cruises starting within the next 3 months

4.    Amount of collected deposits which are at risk to be refunded, based on the company’s own assumption of how many passengers of future cancelled cruises might chose a refund instead of a re-booking or a voucher.

9.	monthly

Other Creditors and Debtors:

1.     Please state clearly whenever terms and conditions (amount, interest, tenor, maturity schedule and securities) of existing credit facilities (incl. other debt holiday agreements) have been amended which fall into the same class as the ECAs or other classes.

2.     How are generally unsecured and secured financings treated?

3.     How do the debtors (like credit card companies) currently act? Do creditors withhold payments?

4.    Other Creditors and Debtors: What is the company asking from the other creditors (e.g. Bondholder, LeaseCos, FactorCos etc.) and what is their response? Do the respective documentation include cross default clauses?

10	bimonthly

Update about the changes of signed building contracts

The ECA shall be updated about the company’s current plans to amendment any building contract or about any upcoming negotiations with the national yard.

11	quarterly	Unaudited financial statements or management accounts (incl. P&L (incl. EBITDA), balance sheet and cash flow statement)
12	quarterly	Company shall provide the calculation of the financial covenants which currently are waived.

Exhibit D
Replacement Covenants with effect from the Guarantee Release Date

Exhibit R

Replacement covenants with effect from the Guarantee Release Date

It is acknowledged and agreed, with effect from the Guarantee Release Date, this Agreement shall be amended as follows:

"incur" means to create, incur, assume, guarantee or otherwise become directly or indirectly liable and "incurred" or "incurrence" shall have a correlative meaning.

"Inherited Indebtedness" means any Indebtedness (other than any Indebtedness that would, following the acquisition or creation of the relevant Subsidiary, become Permitted Principal Subsidiary Indebtedness or Permitted Non-Principal Subsidiary Indebtedness) of any corporation that becomes a Subsidiary of the Borrower after the Guarantee Release Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Indebtedness is in existence at the time such corporation becomes a Subsidiary of the Borrower and was not incurred by the Borrower or any of its Subsidiaries in anticipation thereof.

"Inherited Lien" means any Lien (other than a Lien that would, following the acquisition or creation of the relevant Subsidiary, become a Permitted Lien) in respect of any Inherited Indebtedness on any asset of any corporation that becomes a Subsidiary of the Borrower after the Guarantee Release Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof.

"Non-Principal Subsidiary" means a Subsidiary other than a Principal Subsidiary.

"Permitted Principal Subsidiary Indebtedness" means:

a.	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower; and

b.	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.

"Permitted Liens" means:

a.	Liens securing Government-related Obligations;

b.	Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

c.	Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

d.	Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;

e.	Liens for current crew's wages and salvage;

f.	Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

g.	Liens on Vessels that:

(i)            secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)            were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)            were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (g), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

h.	normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;

i.	Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

j.	Liens on cash or Cash Equivalents or marketable securities securing:

(i)            obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or

(ii)            letters of credit that support such obligations;

k.	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

l.	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

m.	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries.

"Permitted Non-Principal Subsidiary Indebtedness" means:

a.	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;

b.	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; and

c.	other Indebtedness other than Indebtedness for borrowed money (it being agreed for this purpose that any Group Member Guarantee granted in connection with Indebtedness for borrowed money shall be considered to be Indebtedness for borrowed money).

1.	Section 7.2.2 and Section 7.2.3 shall be deleted in their entirety and replaced with the following (and all other provisions and clause references shall be construed accordingly):

SECTION 7.2.2      Subsidiary Indebtedness and Liens.

(a)	With effect from the Guarantee Release Date and except to the extent permitted by Section 7.2.2(b) below:

(i)	the Borrower will not permit:

A.	any of its Principal Subsidiaries to incur any Indebtedness other than Permitted Principal Subsidiary Indebtedness; and

B.	any of its Non-Principal Subsidiaries to incur any Indebtedness other than Permitted Non-Principal Subsidiary Indebtedness; and

(ii)	the Borrower (having regard, in the case of any ECA Financed Vessel, to Section 7.2.10) will not, and will not permit any of its Subsidiaries to, permit to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired other than Permitted Liens.

(b)	Section 7.2.2(a) shall not, however, prohibit any Indebtedness or Lien provided that (but again having regard, in the case of any ECA Financed Vessel, to Section 7.2.10) immediately following the incurrence (including any Group Member Guarantees) of the Indebtedness or Lien (as applicable):

(i)	the sum of the aggregate principal amount (without duplication) of (x) Indebtedness incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness), (y) Indebtedness incurred by Non-Principal Subsidiaries (excluding Permitted Non-Principal Subsidiary Indebtedness) and (z) the Indebtedness secured by Liens (other than Permitted Liens) granted by any Group Member does not exceed 20.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(ii)	in the event the Senior Debt Rating of the Borrower is at Investment Grade as given by either Moody's and S&P (determined at the time of the incurrence of the Indebtedness or Lien), the sum of the aggregate principal amount (without duplication) of (x) Indebtedness incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness) and (y) the Indebtedness secured by Liens (excluding Permitted Liens) granted by any Group Member does not exceed 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(iii)	in the event the Senior Debt Rating of the Borrower is below Investment Grade as given by both Moody's and S&P (determined at the time of creation of the Lien or the granting of a Group Member Guarantee (as applicable)):

A.	the aggregate principal amount of Indebtedness secured by first priority Liens (excluding Permitted Liens) granted by any Group Member does not exceed 5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

B.	the aggregate principal amount of Indebtedness secured by second (or lower) priority Liens (excluding Permitted Liens) granted by any Group Member does not exceed 5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; and

C.	the sum of the aggregate principal amount (without duplication) of (x) Indebtedness (including any Group Member Guarantees) incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness) and (y) Indebtedness secured by Liens (excluding Permitted Liens) granted by any Group Member pursuant to (iii)(A) and (B) above does not exceed 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter, provided that if, following the Guarantee Release Date, the Borrower enters into a transaction which results in the existence of any Inherited Lien or Inherited Indebtedness, and solely as a result of that Inherited Lien (and the related Inherited Indebtedness secured by that Inherited Lien) or Inherited Indebtedness, the thresholds referred to in this paragraph (b) are exceeded, whilst no breach of this clause shall be deemed to have occurred at the time of such transaction, no further Indebtedness or Liens of the type referred to in this paragraph (b) shall be permitted to be incurred or, as the case may, permitted to exist until such time as the Borrower is in compliance with the thresholds referred to above (and taking into account for such purpose any unsecured Inherited Indebtedness or Inherited Indebtedness secured by any Inherited Lien).

2.	Section 7.2.3 shall be deleted in its entirety and replaced with "Intentionally Omitted".

3.	A new Section 7.2.10 shall be inserted as follows:

SECTION 7.2.10      Negative Pledge Over ECA Financed Vessels.

For the purposes of this Section 7.2.10:

"repaid" means scheduled repayments or voluntary or mandatory prepayment and not repayments arising following the acceleration of the relevant ECA Financing after the occurrence of an Event of Default; and

"credit support" means a Lien over any ECA Financed Vessel granted by any Group Member or a Group Member Guarantee from a Group Member (other than the Borrower) that owns (directly or indirectly) any ECA Financed Vessel.

In connection with the granting of any Lien or Group Member Guarantee pursuant to Section 7.2.2(b) above, no Group Member shall use any ECA Financed Vessel as credit support in respect of any Indebtedness except:

(i)	if more than 75.0% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel has been repaid by the relevant Group Member, that Group Member shall be entitled to grant credit support over or in respect of that ECA Financed Vessel on the basis, and in compliance with the terms of, Section 7.2.2(b); and

(ii)	if an amount equal to or higher than 15.0% but less than or equal to 75% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel has been repaid by the relevant Group Member (determined at the time the relevant credit support is provided), the relevant Group Member shall be entitled to provide such credit support over that ECA Financed Vessel on the basis of, and subject to the compliance with, the terms of, Section 7.2.2(b), provided that the amount of Indebtedness secured or supported (as applicable) by that credit support shall not exceed an amount equal to BV x (A / B) where:

BV = the book value of that ECA Financed Vessel at the time of the provision of that credit support (as evidenced by the information to be provided pursuant to sub-paragraph (v) below);

A = the aggregate principal amount of Indebtedness incurred under the ECA Financing in respect of that ECA Financed Vessel which has been repaid by the relevant Group Member at the time the credit support is provided; and

B = the amount of Indebtedness originally incurred by the relevant Group Member under the ECA Financing in respect of that ECA Financed Vessel,

it being acknowledged and agreed that:

(iii)	where the relevant credit support being provided in accordance with this Section 7.2.10 is a Group Member Guarantee from a Group Member that owns (directly or indirectly) one or more ECA Financed Vessels but does not own (directly or indirectly) any other Vessels, the amount of Indebtedness that can be supported by such Group Member Guarantee shall be equal to the aggregate amount of Indebtedness that would be permitted to be secured under this Section 7.2.10 if, instead of a Group Member Guarantee, each relevant Principal Subsidiary owning each relevant ECA Financed Vessel was to provide a Lien as credit support in respect of that Indebtedness;

(iv)	where the relevant credit support being provided in accordance with this Section 7.2.10 is a Group Member Guarantee from a Group Member that owns (directly or indirectly) one or more ECA Financed Vessels and other Vessels, the restrictions contained in this Section 7.2.10 as to the amount of the Indebtedness that can be supported by such credit support must be preserved at all times and, not later than five Business Days after the date upon which that Group Member grants the relevant Group Member Guarantee, the Borrower shall notify the Facility Agent in writing of such event and shall provide any information as may be reasonably requested by the Facility Agent to verify that the requirements of this Section 7.2.10 have been complied with following the provision of such Group Member Guarantee; and

(v)	not later than five Business Days after the date upon which a Group Member provides any credit support, the Borrower shall provide the Facility Agent with evidence as to its compliance with this Section 7.2.10, which evidence shall include all required calculations and other information required by the Facility Agent (acting reasonably) to determine such compliance; and

(vi)	no Group Member shall be entitled to use any ECA Financed Vessel as credit support in the manner contemplated by this Section 7.2.10:

(A)	until such time as the relevant Group Member has repaid at least 15.0% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel; and/or

(B)	at any time in which a Default has occurred and is continuing.

Exhibit E
Silversea Liens and Indebtedness

SECTION 1: Existing Indebtedness of Silversea

(a)	The obligations of Silversea or its Subsidiaries in connection with those certain Bareboat Charterparties with respect to (i) the vessel SILVER EXPLORER dated July 22, 2011 between Silversea Cruises Ltd. and Hammonia Adventure and Cruise Shipping Company Ltd. and (ii) the vessel SILVER WHISPER dated March 15, 2012 between Whisper S.p.A. and various lessors, and the replacement, extension, renewal or amendment of each of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations, (the “Existing Silversea Leases”);

(b)	Indebtedness arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time; and

(c)	Indebtedness secured by Liens of the type described in Section 2 of this Exhibit.

SECTION 2: Existing Liens of Silversea

(a)	Liens securing the $620,000,000 in principal amount of 7.25% senior secured notes due 2025 issued by Silversea Cruise Finance Ltd. pursuant that certain Indenture dated as of January 30, 2017;

(b)	Liens on the vessels SILVER WHISPER and SILVER EXPLORER (the “Silversea Vessels”) existing as of the Effective Date and securing the Existing Silversea Leases (and any Lien on a Silversea Vessel securing any refinancing of the Existing Silversea Leases, so long as such Silversea Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

(c)	Liens on the vessel with Hull 6280 built or to being built at Fincantieri S.p.A. and arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time (and any Lien on such vessel securing any refinancing of such bareboat charterparty); and

(d)	Liens securing Indebtedness of the type described in Section 1 of this Exhibit.

SIGNATORIES
Amendment No. 8 in respect of Hull S-698

Borrower

Royal Caribbean Cruises Ltd.	)
Name: Lucy Shtenko	) /S/ LUCY SHTENKO
Title: Attorney-in-fact	)

Facility Agent

KfW IPEX-Bank GmbH	)
Name: Michelle Tsui	) /S/ MICHELLE TSUI
Title: Attorney-in-fact	)

Hermes Agent

KfW IPEX-Bank GmbH	)
Name: Michelle Tsui	) /S/ MICHELLE TSUI
Title: Attorney-in-fact	)

Mandated Lead Arrangers

KfW IPEX-Bank GmbH	)
Name: Michelle Tsui	) /S/ MICHELLE TSUI
Title: Attorney-in-fact	)

BNP Paribas Fortis S.A./N.V.	)
Name: Matthew Bambury	)/S/ MATTHEW BAMBURY
Title: Attorney-in-fact	)

DNB Bank ASA	)
Name: Matthew Bambury	)/S/ MATTHEW BAMBURY
Title: Attorney-in-fact	)

Skandinaviska Enskilda Banken AB (publ))
Name: Joanna Tuft	)/s/ JOANNA TUFT
Title: Attorney-in-fact	)

Banco Santander, S.A.	)
Name: Carmen Molina	) /S/ CARMEN MOLINA
Title: Vice President	)

Name: Antonia Tekki	) /S/ ANTONIA TEKKI
Title: Vice President	)

Lenders

KfW IPEX-Bank GmbH	)
Name: Michelle Tsui	)/S/ MICHELLE TSUI
Title: Attorney-in-fact	)

DNB Bank ASA	)
Name: Matthew Bambury	)/S/ MATTHEW BAMBURY
Title: Attorney-in-fact	)

BNP Paribas Fortis S.A./N.V.	)
Name: Matthew Bambury	)/S/ MATTHEW BAMBURY
Title: Attorney-in-fact	)

Skandinaviska Enskilda Banken AB (publ))
Name: Joanna Tuft	)/s/ JOANNA TUFT
Title: Attorney-in-fact	)

Banco Santander, S.A.	)
Name: Carmen Molina	) /S/ CARMEN MOLINA
Title: Vice President	)

Name: Antonia Tekki	) /S/ ANTONIA TEKKI
Title: Vice President	)

Citibank Europe plc	)
Name: Alex C. Taylor	) /S/ ALEX C. TAYLOR
Title: Managing Director	)